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TABLE OF CONTENTS PROSPECTUS SUPPLEMENT

Filed Pursuant to Rule 424(b)(5)
Registration No.: 333-183818

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated January 22, 2014

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 27, 2013)

American Midstream Partners, LP

3,400,000 Common Units
Representing Limited Partner Interests

We are offering 3,400,000 common units representing limited partner interests in American Midstream Partners, LP.

Our common units trade on the New York Stock Exchange under the symbol "AMID". The last reported trading price of our common units on January 21, 2014 was $27.35.

Investing in our common units involves risk. See "Risk Factors" beginning on page S-15 of this prospectus supplement and on page 1 of the accompanying prospectus.

	Per Common Unit	Total
Price to the public	$	$
Underwriting discounts and commissions[1]	$	$
Proceeds to American Midstream Partners, LP (before expenses)	$	$

1
Please read "Underwriting" for a description of all underwriting compensation payable in connection with this offering.

We have granted to the underwriters the option to purchase 510,000 additional common units from us on the same terms and conditions as set forth above if the underwriters sell more than 3,400,000 common units in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common units on or about January     , 2014.

Barclays	UBS Investment Bank

Prospectus Supplement dated January     , 2014

ASSETS OF AMERICAN MIDSTREAM PARTNERS, LP

Note: American Midstream Partners, LP owns a 50% non-operating interest in the Burns Point processing plant.

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

        This document is in two parts. The first part is the prospectus supplement, which describes our business and the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about the securities offered hereby and that we may offer hereafter from time to time but which do not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or the documents incorporated by reference into the prospectus supplement or the accompanying prospectus, the information in this prospectus supplement controls. Before you invest in our common units, you should carefully read this prospectus supplement and the accompanying prospectus, in addition to the information contained in the documents we refer to under the heading "Information Incorporated by Reference" in this prospectus supplement and "Where You Can Find More Information" in the accompanying prospectus. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy our common units in any jurisdiction where such offer or any sale would be unlawful.

        We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein or in the accompanying prospectus were made solely for the benefit of the parties to such agreement and the third-party beneficiaries named therein, if any, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus to the extent it is consistent with this prospectus supplement, and any free writing prospectus that we may authorize to be delivered to you. Neither we nor the underwriters have authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may authorize to be delivered to you, including any information incorporated by reference, is accurate as of any date other than the date indicated for such information. Our business, financial condition, results of operations and/or prospects may have changed since those dates.

S-ii

 SUMMARY

        This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before making an investment decision. You should carefully read this prospectus supplement, the accompanying prospectus, and the documents and information incorporated by reference into this prospectus supplement and the accompanying prospectus for a more complete understanding of our business and the terms of our common units, as well as the material tax and other considerations that are important to you in making your investment decision. You should pay special attention to the risks discussed under the caption "Risk Factors" beginning on page S-15 of this prospectus supplement, on page 1 of the accompanying prospectus, included in our Annual Report on Form 10-K for the year ended December 31, 2012, and in our subsequent Quarterly Reports on Form 10-Q, and under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Exhibit 99.1 to our Current Report on Form 8-K/A filed on November 22, 2013 and in our Exhibit 99.1 to our Current Report on Form 8-K filed on January 22, 2014, to determine whether an investment in our common units is appropriate for you. Unless otherwise specifically stated, the information presented in this prospectus supplement assumes that the underwriters have not exercised their option to purchase additional common units.

        Throughout this prospectus supplement, when we use the terms "we," "our" or "us" we are referring either to American Midstream Partners, LP in its individual capacity or to American Midstream Partners, LP and its operating subsidiaries collectively, as the context requires. References in this prospectus supplement to our "general partner" refer to American Midstream GP, LLC.

American Midstream Partners, LP

Overview

        We are a growth-oriented Delaware limited partnership that was formed in August 2009 to own, operate, develop and acquire a diversified portfolio of midstream energy assets. We are engaged in the business of gathering, treating, processing, fractionating, storing and transporting natural gas and natural gas liquids, or NGLs, through our ownership and operation of eleven gathering systems, two processing facilities, one fractionation facility, four terminal sites, three interstate pipelines and five intrastate pipelines. We also own a 50% undivided, non-operating interest in a processing plant located in southern Louisiana. Our primary assets, which are strategically located in Alabama, Georgia, Louisiana, Maryland, Mississippi, Tennessee and Texas, provide critical infrastructure that links producers and suppliers of natural gas to diverse natural gas and NGL markets, including various interstate and intrastate pipelines, as well as utility, industrial and other commercial customers. As of December 31, 2013, we operated approximately 2,100 miles of pipelines that gather and transport over 1 Bcf/d of natural gas and owned and operated approximately 1.3 million barrels of above-ground storage capacity across four marine terminal sites.

Our Operations

        We manage our business and analyze and report our results of operations through three business segments:

  •
  Gathering and Processing.  Our Gathering and Processing segment provides "wellhead-to-market" services to producers of natural gas and oil, which include transporting raw natural gas from various receipt points through gathering systems, treating the raw natural gas, processing raw natural gas to separate the NGLs from the natural gas, performing fractionation and selling or delivering pipeline quality natural gas as well as NGLs to various markets and pipeline systems.

  •
  Transmission.  Our Transmission segment transports and delivers natural gas from producing wells, receipt points or pipeline interconnects for shippers and other customers, which include local distribution companies ("LDCs"), utilities and industrial, commercial and power generation customers.

  •
  Terminals.  Our Terminals segment provides above-ground storage services at our marine terminals that support various commercial customers, including commodity brokers, refiners, and chemical manufacturers, to store a range of products, including crude oil, bunker fuel, distillates, chemicals and agricultural products.

Business Strategies

        Our principal business objective is to increase the quarterly cash distributions that we pay to our unitholders over time while ensuring the ongoing stability of our business. We expect to achieve this objective by executing the following strategies:

  •
  Capitalize on Organic Growth Opportunities Associated with Our Existing Assets.  We continually seek to identify and evaluate economically attractive organic expansion and asset enhancement opportunities that leverage our existing asset footprint and strategic relationships with our customers. We expect to have opportunities to expand our systems into new markets and sources of supply, which we believe will make our services more attractive to our customers. We intend to focus on projects that can be completed at a relatively low cost and have potential for attractive returns.

  •
  Attract Additional Volumes to Our Systems.  We intend to attract new volumes of natural gas to our systems from existing and new customers by continuing to provide superior customer service and aggressively marketing our services to additional customers in our areas of operation. We have available capacity on a majority of our systems and, as a result, we can accommodate additional volumes at a minimal incremental cost.

  •
  Pursue Strategic and Accretive Acquisitions.  We plan to pursue accretive acquisitions of energy infrastructure and assets, through our sponsor or third parties, that are either complementary to our existing asset base or that we expect to provide attractive returns in new operating regions or business lines. We will pursue acquisitions in our areas of operation that we believe will allow us to realize operational efficiencies by capitalizing on our existing infrastructure, personnel and customer relationships. We will also seek acquisitions in new geographic areas or new business lines to the extent that we believe we can utilize our operational expertise to enhance our business with these acquisitions.

    For example:

    •
    In November 2011, we acquired from Marathon Oil Company a fifty percent non-operating working interest in the Burns Point Plant. The Burns Point Plant is located in St. Mary Parish, Louisiana and is connected to our Quivira Gathering system.

    •
    In July 2012, we acquired from affiliates of Quantum Resources Management, LLC, a 87.4% undivided interest in the Chatom system, which we have subsequently increased to approximately 92%. The Chatom system is located in Alabama and is located 15 miles from our Bazor Ridge system.

    •
    In April 2013, we acquired the High Point system from the majority owner of our general partner. The High Point system consists of approximately 700 miles of natural gas pipeline assets located in southeast Louisiana and the shallow water and deep shelf of the Gulf of Mexico.

    •
    In December 2013, we acquired Blackwater Midstream Holdings LLC, a developer and operator of petroleum, agricultural, and chemical liquid terminal storage facilities that owns and operates 1.3 million barrels of above-ground storage capacity across four marine terminal sites located in Westwego, Louisiana; Brunswick, Georgia; Harvey, Louisiana; and Salisbury, Maryland. These terminals sites provide storage services to support various commercial customers, including commodity brokers, refiners, and chemical manufacturers, to store a range of products, including crude oil, bunker fuel, distillates, chemicals and agricultural products.

  •
  Develop Strategic and Accretive New Asset Platforms.  We selectively pursue the development of new complementary midstream asset platforms in our current operating regions and new midstream assets that provide attractive returns in regions where we currently do not have any assets. We believe it is important to our current and potential customers that we act as their midstream partner beyond our current asset footprint, so it is important to have the ability to develop new infrastructure for our customers where they deem it necessary in an accretive and economically attractive manner. As our customers move to produce new areas or develop new end use markets, we seek to provide solutions for their midstream needs. We intend to develop assets in our current lines of business, but may pursue opportunities in new business lines as well.

  •
  Manage Exposure to Commodity Price Risk.  We manage our commodity price exposure by targeting a contract portfolio that is weighted towards firm transportation, fee-based and fixed-margin contracts while mitigating direct commodity price exposure by employing a prudent hedging strategy. For the nine months ended September 30, 2013 and the years ended December 31, 2012 and 2011, approximately 56.3%, 48.5% and 59.0%, respectively, of our gross margin was generated from firm transportation, fee-based and fixed-margin contracts that, together with our percent-of-proceeds contracts and hedging activities, generated relatively stable cash flows. With respect to our exposure to natural gas prices, we are generally long natural gas on certain of our systems and short natural gas on certain of our other systems, which mitigates the impact to us of fluctuations in the price of natural gas. For 2014, we have hedged approximately 11% of our anticipated 2014 NGL and condensate exposure. Looking forward, we will continue to evaluate hedging opportunities that enhance cash flow stability in 2014 and beyond amid volatile commodity markets.

  •
  Maintain Financial Flexibility and Conservative Leverage.  We pursue a disciplined financial policy and seek to maintain a conservative capital structure that we believe will allow us to consider attractive growth projects and acquisitions even in challenging commodity price or capital markets environments.

  •
  Continue Our Commitment to Safe, Environmentally Sound Operations.  The safety of our employees and the communities in which we operate is one of our highest priorities. We believe it is critical to handle natural gas, NGLs and condensate for our customers safely, while striving to minimize the environmental impact of our operations. To this end, we have a safety performance program, including an integrity management program, and planned maintenance programs to increase the safety, reliability and efficiency of our operations.

Competitive Strengths

        We believe that we will be able to successfully execute our business strategies because of the following competitive strengths:

  •
  Well Positioned to Pursue Opportunities Overlooked by Competitors.  Our size and flexibility, in conjunction with our geographically diverse asset base, positions us to pursue economically attractive growth projects and acquisitions that may not be large enough to be attractive to many of our larger competitors. Given the current size of our business, these opportunities may have a larger impact on us than they would have on our competitors and may provide us with material growth opportunities. In addition, as a result of our focus on customer service, we believe that we have unique insights into our customers' needs and are well situated to take advantage of organic growth opportunities that arise from those needs. The benefits of our size and flexibility apply not only to the opportunities around our current assets but to opportunities to develop new asset platforms as well, where we can pursue the development of new systems that will be impactful new assets to our company.

  •
  Diversified Asset Base.  Our assets are diversified geographically and by business line, which contributes to the stability of our cash flows and creates a number of potential growth avenues for our business. We primarily operate in five states, have access to multiple sources of natural gas supply and service various interstate and intrastate pipelines as well as utility, industrial and other commercial customers. We believe this diversification provides us with a variety of growth opportunities and mitigates our exposure to reduced activity in any one area.

  •
  Strategically Located Assets.  Our assets are located in areas where we believe there will be opportunities to access new natural gas supplies and to capture new customers that are underserved by our competitors. We continue to see drilling activity on and around our systems, and we believe that our assets are strategically positioned to capitalize on the resurgent drilling activity, increased demand for midstream services and growing commodity consumption in the Gulf Coast and Southeast U.S. regions. This belief is based on:

  •
  the proximity of our gathering and transmission systems to newly producing wells and the relatively lower cost to connect to our systems compared to those farther away;

  •
  the available capacity of our systems, coupled with an ability to add capacity economically; and

  •
  the fact that many of our systems have multiple downstream interconnects that provide our customers with multiple market delivery options.

  •
  Affiliation with ArcLight Capital.  Our general partner is controlled by ArcLight Capital Partners, LLC ("ArcLight"), which is an energy-focused investment firm with a history of investing in growth-oriented midstream companies. We believe this relationship will continue to provide us with significant business opportunities. For example, see "Recent Developments—Pending Asset Purchase" and "—Blackwater Acquisition and Related Public Equity Offering." We believe we will have future opportunities to make additional acquisitions with or directly from ArcLight as well as form joint ventures with it; however, we cannot say with any certainty which, if any, of these opportunities may be made available to us, or if we will choose to pursue any such opportunity.

  •
  Focus on Providing Excellent Customer Service.  We view our strong customer relationships as one of our key assets and believe it is critical to maintain operational excellence and ensure best-in-class customer service and reliability. Furthermore, we believe our entrepreneurial culture and smaller size relative to our peers enables us to offer more customized and creative solutions for our customers and to be more responsive to their needs. We believe our customer focus will enable us to capture new opportunities and expand into new markets.

  •
  Experienced Management and Operating Teams.  Our executive management team has an average of more than 25 years of experience in the midstream energy industry. The team possesses a comprehensive skill set to support our business and enhance unitholder value through asset optimization, accretive development projects and acquisitions. In addition, our field supervisory team has operated our assets for an average of more than 20 years. We believe that our field employees' knowledge of the assets will further contribute to our ability to execute our business strategies. Furthermore, the interests of our executive management and operating teams are strongly aligned with those of common unitholders, including through their ownership of common units and our Long-Term Incentive Plan.

Recent Developments

Pending Asset Purchase

        On January 22, 2014, we, through our wholly owned subsidiary, American Midstream, LLC, entered into an agreement (the "Lavaca Purchase Agreement") with ArcLight Energy Partners Fund V, L.P., a Delaware limited partnership, to purchase one of its wholly owned subsidiaries, HPIP Lavaca, LLC ("Lavaca LLC"), a Delaware limited liability company (the "Lavaca LLC Acquisition"). The only asset of Lavaca LLC is the asset purchase agreement described in the paragraph below. The aggregate purchase price for the Lavaca LLC Acquisition is $1,000. The closing of the Lavaca LLC Acquisition is conditional on the closing of this offering and certain other customary conditions.

        On December 13, 2013, Lavaca LLC entered into a Purchase and Sale Agreement (the "PVA Asset Purchase Agreement") to acquire certain natural gas gathering assets, gas lift assets and related real property interests from a subsidiary of Penn Virginia Corporation (NYSE: PVA) ("PVA") and certain other parties (the "PVA Asset Acquisition"). The assets to be acquired pursuant to the PVA Asset Purchase Agreement include approximately 120 miles of high- and low-pressure pipelines ranging from 4 to 8 inches in diameter with over 9,000 horsepower of leased compression, and associated facilities located in the Eagle Ford shale in Gonzales and Lavaca Counties, Texas (the "PVA Assets"). Construction of the PVA Assets began in 2011 and the related system currently has operating capacity of approximately 90 million cubic feet per day (MMcf/d). This system is currently flowing more than 40 MMcf/d between sales volume and gas lift, and we expect an increase in volumes throughout 2014 and thereafter. Production gathered by this system is compressed and delivered to a third-party for processing or redelivered to PVA, which is currently operating six to seven rigs on this system, for gas lift.

        The aggregate purchase price for the PVA Asset Acquisition is approximately $100 million, plus purchase price adjustments for certain capital costs and expenses incurred by PVA between October 1, 2013 and the closing date. Payment of the aggregate purchase price for the PVA Asset Acquisition will become our obligation upon the closing of the Lavaca LLC Acquisition described above. We expect to fund payment of the aggregate purchase price for the PVA Asset Acquisition with approximately $30 million from a private placement of our newly-designated Series B PIK Units to High Point Infrastructure Partners, LLC, an ArcLight affiliate and the owner of 90% of our general partner ("HPIP") and our general partner and approximately $80 million from the net proceeds from this offering. The PVA Asset Purchase Agreement contains customary representations and warranties and covenants, including provisions for indemnification, subject to the limitations described in the PVA Asset Purchase Agreement. The closing of the PVA Asset Acquisition, which is expected to occur in the first quarter of 2014, is subject to customary closing conditions.

        In connection with the PVA Asset Acquisition, Lavaca LLC will enter into a Construction and Field Gathering Agreement (the "Construction and Field Gathering Agreement") with a subsidiary of PVA, pursuant to which it will be obligated, at its cost and expense, to construct, operate, and maintain additional gathering pipelines for connection to certain current and future PVA properties (excluding the PVA Assets) within an approximate 65,000 acre dedication area. While we cannot guarantee with any certainty the future costs associated with such construction, operation, and maintenance, we currently expect that the aggregate capital expenditures over the next five years associated with this expansion construction will be $60-70 million, including approximately $30 million to be incurred in 2014. We expect to initially fund these costs with borrowings under our credit facility. In exchange for the obligation to construct these gathering assets, Lavaca LLC will gather all of PVA's operated, non-

dedicated gas production within the approximate 65,000 acre dedication area for a period of 25 years from closing.

Proposed Issuance of Series B PIK Units

        On January 22, 2014, we entered into a Series B Unit Purchase Agreement (the "Series B Unit Purchase Agreement") with American Midstream GP, LLC, our general partner, and High Point Infrastructure Partners, LLC, pursuant to which we agreed to issue in a private placement                   newly-designated Series B Units (the "Series B PIK Units") representing limited partnership interests in us for approximately $30 million in aggregate proceeds (the "Series B Issuance"). The Series B PIK Units will convert into common units on a one-for-one basis on the second anniversary of the initial issuance of the Series B PIK Units. The closing of the Series B Issuance is conditional on the closing of this offering and subject to certain other customary conditions.

        In connection with issuance of the Series B PIK Units, we will enter into Amendment No. 2 to our Fourth Amended and Restated Agreement of Limited Partnership (the "Amendment"). The Amendment establishes the terms of the Series B PIK Units and provides that each Series B PIK Unit will have the right to share in distributions from us on a pro rata basis with holders of our common units. All or any portion of each distribution payable in respect of the Series B PIK Units (the "Series B PIK Unit Distribution") may, at our election, be paid in additional Series B PIK Units as further described in the Amendment. To the extent any portion of the Series B PIK Unit Distribution is paid in Series B PIK Units for any quarter, the distribution to the holders of incentive distribution rights shall be reduced by that portion of the distribution that is attributable to the payment of those Series B PIK Units, as further described in the Amendment. In addition, the Amendment increases to six (from three) the number of registrations that we shall be required to effect upon demand by our general partner or any of its affiliates, subject to the terms and conditions contained in our Fourth Amended and Restated Agreement of Limited Partnership. The Series B PIK Units will have the same voting rights as if they were outstanding common units and will be entitled to vote as a separate class on any matters that materially adversely affect the rights or preferences of the Series B PIK Units in relation to other classes of partnership interests or as required by law.

Blackwater Acquisition and Related Public Equity Offering

        On December 17, 2013, we completed the acquisition of Blackwater Midstream Holdings LLC ("Blackwater"), an owner, developer and operator of petroleum, agricultural, and chemical liquid terminal storage facilities (the "Blackwater Acquisition"). Blackwater owns and operates 1.3 million barrels of storage capacity across four terminal sites located in Westwego, Louisiana; Brunswick, Georgia; Harvey, Louisiana; and Salisbury, Maryland. These terminal sites provide storage services to support various commercial customers, including commodity brokers, refiners, and chemical manufacturers, to store a range of products, including crude oil, bunker fuel, distillates, chemicals and agricultural products.

        In connection with the financing of the Blackwater Acquisition, on December 17, 2013, we completed a public offering of 2,568,712 common units, which included a partial exercise of the underwriter's option to purchase additional common units, at a price to the public of $22.47 per unit, resulting in net proceeds of $55.5 million.

        In connection with the Blackwater Acquisition, we announced that our management intends to recommend to our board of directors an increase in our quarterly distribution of approximately two percent over our recently-announced quarterly distribution for the quarter ended December 31, 2013, beginning with the distribution for the first quarter of 2014.

Equity Restructuring

        Effective August 9, 2013, we entered into an Equity Restructuring Agreement with HPIP. As part of the Equity Restructuring Agreement, our 4,526,066 subordinated units and previous incentive distribution rights ("IDRs") (all of which were owned by our general partner, which is controlled by HPIP) were combined into and restructured as a new class of IDRs. Upon the issuance of the new IDRs, the subordinated units and former IDRs were cancelled. The new IDRs are allocated 85.02% to HPIP and 14.98% to our general partner in accordance with each party's respective capital contribution to us in connection with the combination and restructuring. The new IDRs entitle the holders of our incentive distribution rights to receive 48% of any quarterly cash distributions from operating surplus after our common unitholders have received the full minimum quarterly distribution ($0.4125 per unit) for each quarter plus any arrearages from prior quarters (of which there are currently none).

        The Equity Restructuring Agreement also provided for the issuance of warrants to our general partner to purchase up to 300,000 of our common units at an exercise price of $0.01 per common unit. These warrants were cancelled on November 11, 2013, effective as of August 29, 2013. These warrants were exercisable on the later of (i) 18 months from the equity restructuring completion date and (ii) the date that the volume weighted average trading price of our common units on the New York Stock Exchange exceeded $25.00 for 30 consecutive trading days. The warrants contained customary anti-dilution and other protections. These warrants were being held by our general partner for subsequent conveyance to AIM Midstream Holdings, LLC, or AIM, the owner of the Class B interest of our general partner, upon release of certain funds from escrow. In connection with the cancellation of the warrants on November 11, 2013, our general partner authorized the issuance of replacement warrants in an amount and on terms substantially identical to the cancelled warrants, with such issuance (unless otherwise ordered by a court) to be made to our general partner or HPIP depending upon the circumstances surrounding the release of cash from an escrow account deposited in connection with the Purchase Agreement entered into between HPIP and AIM on April 15, 2013.

        Following the announcement of the Equity Restructuring Agreement, AIM filed an action in Delaware Chancery Court against HPIP, our general partner and us and is seeking either rescission of the Equity Restructuring Agreement or, in the alternative, monetary damages. While we cannot predict the ultimate outcome of this litigation, we intend to vigorously defend ourselves against this action, and we do not believe that the dispute, even if determined adversely against us, would have a material effect on our financial position, results of operations or cash flows.

Fourth Quarter Distribution

        On January 22, 2014, we announced a distribution of $0.4525 per unit for the quarter ended December 31, 2013, or $1.81 per unit on an annualized basis, which will be paid on February 14, 2014 to unitholders of record on February 7, 2014. We expect that the common units issued in this offering will be entitled to receive the distribution to be paid on February 14, 2014.

High Point FERC Orders

        As discussed in our Form 10-K, for the year ended December 31, 2012, the High Point midstream assets that we acquired from HPIP were subject to additional orders from the Federal Energy Regulatory Commission (the "FERC"), including potential refund liability. On December 19, 2013, FERC issued an Order on Compliance Filings for High Point Gas Transmission, LLC (the "December 2013 Order"), approving its jurisdictional rates and final accounting for newly acquired transmission assets. FERC also removed the potential refund condition previously imposed related to the acquired assets, including those assets that were functionalized as gathering. Intervenors with party status in the proceeding may file requests for rehearing of the December 2013 Order; if no requests for rehearing are filed within 30 business days following issuance of the December 2013 Order, the December 2013 Order becomes final.

Principal Executive Offices and Internet Address

        Our principal executive offices are located at 1614 15th Street, Suite 300, Denver, Colorado 80202, and our telephone number is (720) 457-6060. Our website address is http://www.americanmidstream.com. We make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission, or SEC, available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement.

Ownership of American Midstream Partners, LP

        The chart below depicts our organization and ownership structure as of the date of this prospectus supplement and gives effect to this offering assuming no exercise of the underwriters' option to purchase additional common units. Our general partner has informed us that it intends to make a capital contribution to us in order to maintain its 1.4% general partnership interest in us. The table below does not give effect to this capital contribution, nor does it give effect to the Series B Issuance. Because the percentage interests below reflect only this offering, the percentage interests following the completion of all of the issuances currently contemplated will be different than those depicted below.

 The Offering

Common units offered	3,400,000 common units.
3,910,000 common units if the underwriters exercise their option to purchase additional common units in full.
Common units outstanding after this offering	10,821,293 common units, or 11,331,293 common units if the underwriters exercise their option to purchase additional common units in full.
Series B PIK Units outstanding after Series B Issuance	Series B PIK Units.
Use of proceeds
We expect to receive net proceeds from this offering of approximately $ million (or approximately $ million if the underwriters' option to purchase additional common units is exercised in full) after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering and from the contribution by our general partner to maintain its 1.4% general partner interest in us to partially fund the proposed PVA Asset Acquisition. See "Use of Proceeds." In the event that we do not consummate the PVA Asset Acquisition, we will use the net proceeds from this offering to repay a portion of the outstanding borrowings under our credit facility or for general partnership purposes.

If the underwriters exercise their option to purchase additional common units, we intend to use all the net proceeds from the sale of additional common units to repay a portion of the outstanding borrowings under our credit facility.
Cash distributions
Under our partnership agreement, we must distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner in its sole discretion. We refer to this cash available for distribution as "Available Cash," and we define its meaning in our partnership agreement. Please see "Our Cash Distribution Policy" in the accompanying prospectus for a description of available cash.

On January 22, 2014 we announced a distribution of $0.4525 per unit for the quarter ended December 31, 2013, or $1.81 per unit on an annualized basis, which will be paid on February 14, 2014 to unitholders of record on February 7, 2014. We expect that the common units issued in this offering will be entitled to receive the distribution to be paid on February 14, 2014.

If cash distributions to our unitholders exceed $0.4125 per common unit in any quarter, and there are no arrearages in the payment of minimum quarterly distributions for prior quarters (of which there are currently none), the holders of our incentive distribution rights will receive 48% of the cash we distribute in excess of that amount. We refer to these distributions as "incentive distributions."
Estimated ratio of taxable income to distributions
We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2016, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 30% or less of the cash distributed to you with respect to that period. Please see "Material U.S. Federal Income Tax Consequences" on page S-21 for an explanation of the basis of this estimate.
Exchange listing	Our common units are traded on the New York Stock Exchange under the symbol "AMID."
Risk factors
Investing in our common units involves risks. See "Risk Factors" beginning on page S-15 of this prospectus supplement and on page 1 of the accompanying prospectus for information regarding risks you should consider before investing in our common units.

 Summary Consolidated Historical Financial and Operating Information

        We derived the following summary historical consolidated financial and operating data as of and for the periods indicated from our unaudited financial statements, which are incorporated by reference into this prospectus supplement from our Form 8-K filed on January 22, 2014, and our audited financial statements, which are incorporated by reference into this prospectus supplement from Exhibit 99.1 to our Current Report on Form 8-K filed on October 1, 2013. The summary historical balance sheet data as of December 31, 2010 has been derived from our audited financial statements not included or incorporated by reference into this prospectus supplement. The summary historical balance sheet data as of September 30, 2012 has been derived from our unaudited financial statements not included or incorporated by reference into this prospectus supplement. The following summary historical consolidated financial and operating data should be read in conjunction with the financial statements referenced above and the subsection entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the filings referenced above.

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2013[1]	2012	2012	2011	2010
	(in thousands)
Statement of Operations Data:
Total revenue	$216,626	$141,580	$198,243	$227,719	$194,779

Operating expenses:
Purchases of natural gas, NGLs and condensate	162,671	100,075	145,172	187,398	157,682
Direct operating expenses	20,898	11,550	16,798	11,419	10,944
Selling, general and administrative expenses	13,748	10,101	14,309	10,800	7,120
Advisory services agreement termination fee	—	—	—	2,500	—
Transaction expenses	—	—	—	282	303
Equity compensation expense	1,877	1,272	1,783	3,357	1,734
Depreciation expense	22,271	15,722	21,284	20,449	19,904

Total operating expenses	221,465	138,720	199,346	236,205	197,687

Gain on acquisition of assets	—	—	—	565	—
Gain (loss) on involuntary conversion of property, plant and equipment	343	—	(1,021)	—	—
Gain on sale of assets, net	—	121	123	399	—
Loss on impairment of property, plant and equipment	(15,232)	—	—	—	—

Operating (loss) income	(19,728)	2,981	(2,001)	(7,522)	(2,908)
Other (expense) income
Interest expense	(6,958)	(3,083)	(4,570)	(4,508)	(5,406)
Other (expense) income	—	—	—	—	—

Net (loss) income from continuing operations before income taxes	(26,686)	(102)	(6,571)	(12,030)	(8,314)
Income tax benefit	589	—	—	—	—
Net (loss) income from continuing operations	(26,097)	(102)	(6,571)	(12,030)	(8,314)
Discontinued operations:
Income (loss) from operations of disposal groups	(1,766)	94	319	332	(330)

Net (loss) income	(27,863)	(8)	(6,252)	(11,698)	(8,644)

Net income attributable to noncontrolling interests	533	249	256	—	—
Net income (loss) attributable to the Partnership	(28,396)	(257)	(6,508)	(11,698)	(8,644)
General partner's interest in net loss	(1,194)	(5)	(129)	(233)	(173)
Limited partners' interest in net income (loss)	(27,202)	(252)	(6,379)	(11,465)	(8,471)
Limited partners' net loss per unit:
Net income (loss) from continuing operations	(5.54)	(0.04)	(0.73)	(1.69)	(1.60)
Gain (loss) from discontinued operations	(0.19)	0.01	0.03	0.05	(0.06)
Net loss	(5.73)	(0.03)	(0.70)	(1.64)	(1.66)
Weighted average number of units used in computation of limited partners' net income (loss) per unit	8,334	9,103	9,113	6,997	5,099
Statement of Cash Flow Data:
Net cash provided by (used in):
Operating activities	15,587	16,476	18,348	10,432	13,791
Investing activities	(22,360)	(55,716)	(62,427)	(41,744)	(10,268)
Financing activities	9,672	38,866	43,784	32,120	(4,609)
Other Financial Data:
Adjusted EBITDA[2]	22,063	14,654	18,847	20,785	18,154
Gross margin[2]	52,815	36,793	48,706	43,860	37,097
Segment gross margin:
Gathering and Processing	28,454	27,321	35,393	30,123	23,573
Transmission	19,296	9,472	13,313	13,737	13,524
Terminals[3]	5,065	—	—	—	—
Balance Sheet Data (At Period End):
Cash and cash equivalents	3,473	497	576	871	63
Accounts receivable and unbilled revenue	29,402	19,379	23,470	20,963	22,850
Property, plant and equipment, net	316,655	217,552	223,819	170,231	146,808
Total assets	392,839	246,426	256,696	199,551	173,229
Total debt (current and long term)	152,169	118,650	128,285	66,270	56,370
Operating Data:
Gathering and processing Segment:
Average throughput (MMcf/d)	270.1	318.6	299.3	250.9	175.6
Average plant inlet volume (MMcf/d)	114.5	130.4	116.1	36.7	9.9
Average gross NGL production (Mgal/d)	56.0	54.8	49.9	54.5	34.1
Average gross condensate production (Mgal/d)	45.9	19.2	22.6	6.8	—
Transmission Segment:
Average throughput (MMcf/d)	611.3	409.7	398.5	381.1	350.2
Average firm transportation—capacity reservation (MMcf/d)	987.5	1,039.0	703.6	702.2	677.6
Average interruptible transportation throughput (MMcf/d)	113.8	77.6	86.6	69.0	80.9
Terminals Segment:
Historical barrel utilization	100.0%	—	—	—	—

1
The acquisition of Blackwater represents a transaction between entities under common control and a change in reporting entity. Transfers of net assets or exchanges between entities under common control are accounted for as if the transfer occurred at the beginning of the period, and prior years are retrospectively adjusted to furnish comparative information similar to the pooling method. As a result, we are providing consolidated interim financial statements to include Blackwater in our financial results for all periods subsequent to April 15, 2013, which is the date of common control.

2
Gross margin and adjusted EBITDA are non-GAAP financial measures. We define gross margin as the sum of our segment gross margin for our Gathering and Processing, Transmission, and Terminals segments. The GAAP measure most comparable to gross margin is net income. We define adjusted EBITDA as net income, plus interest expense, income tax expense, depreciation expense less amounts attributable to discontinued operations, certain non-cash charges such as non-cash equity compensation, unrealized losses on commodity derivative contracts and selected charges that are unusual or non-recurring, less interest income, income tax benefit, unrealized gains on commodity derivative contracts, COMA income, amortization of commodity put purchase costs, and selected gains that are unusual or non-recurring less amounts attributable to discontinued operations. The GAAP measure most directly comparable to adjusted EBITDA is net income.

  You should not consider any of gross margin or adjusted EBITDA in isolation or as a substitute for or more meaningful than analysis of our results as reported under GAAP. Gross margin and adjusted EBITDA may be defined differently by other companies in our industry. Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

  Please see our annual and quarterly filings for the periods presented (as amended), which are incorporated by reference herein, for reconciliations between Adjusted EBITDA, gross margin, and segment gross margin to their most directly comparable GAAP measure. See "Information Incorporated by Reference" herein.

3
Segment gross margin for our Terminals segment consists of revenue generated from fee-based compensation on guaranteed "take or pay" contracts and throughput fees charged to our customers less direct operating expense which includes direct labor, general materials and supplies and direct overhead.

RISK FACTORS

        Before you invest in our common units, you should be aware that such an investment involves various risks, including those described in the accompanying prospectus, in the documents we have incorporated by reference herein, and as set forth below. You should consider carefully the discussion of risk factors beginning on page 1 of the accompanying prospectus under the caption "Risk Factors" and in our periodic and other filings with the Securities and Exchange Commission, or SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act, particularly under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, in our subsequent Quarterly Reports on Form 10-Q, and under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Exhibit 99.1 to our Current Report on Form 8-K/A filed on November 22, 2013 and in Exhibit 99.1 to our Current Report on Form 8-K filed on January 22, 2014, each of which are incorporated by reference into this prospectus supplement and the accompanying prospectus. If the occurrence of any of the events that present risks actually occurs, then our business, financial condition or results of operations could be materially adversely affected, the trading price of our common units could decline, and you could lose all or part of your investment.

We may not consummate the proposed PVA Asset Acquisition.

        We will only acquire the PVA Assets if the Lavaca LLC Acquisition, which contains a financing condition related to this offering, is closed. It is possible that one or more closing conditions may not be satisfied and, if not satisfied, that such condition may not be waived by the other party. The closing of this offering is not contingent upon the closing of the PVA Asset Acquisition. If the PVA Asset Acquisition does not close, our management will have broad discretion over the use of the net proceeds from this offering to repay a portion of the outstanding borrowings under our credit facility and for general partnership purposes. Accordingly, if you decide to purchase our units, you should be willing to do so whether or not we complete the PVA Asset Acquisition.

Lavaca LLC has agreed to construct gas gathering pipelines to service existing and future PVA properties (excluding the PVA Assets), which involves potential risks.

        In connection with the PVA Asset Acquisition, Lavaca LLC is obligated, at its cost and expense, to design, acquire right-of-way for, obtain all permits from governmental authorities for, procure materials for, construct, operate, and maintain additional gathering pipelines for connection to certain current and future PVA properties (excluding the PVA Assets). There are risks involved with such obligations, including:

  •
  general construction cost overruns and delays resulting from numerous factors, many of which may be out of our control;

  •
  the inability to obtain required permits for the pipelines;

  •
  the inability to obtain rights-of-way for the gathering pipelines, which may result in pipelines being re-routed, which itself could result in cost overruns and delays;

  •
  the failure of the gathering pipelines to generate attractive cash flows given our obligation to construct and operate them; and

  •
  title issues or environmental or regulatory compliance matters or liabilities or accidents associated with the construction or operation of the pipelines.

While we cannot guarantee with any certainty the future costs associated with such construction, operation, and maintenance, we currently expect that the aggregate capital expenditures over the next five years associated with this expansion construction will be $60-70 million, including approximately $30 million to be incurred in 2014. We expect to initially fund these costs with borrowings under our credit facility. If we are unable to finance the expansion costs with existing liquidity, we could be required to seek alternative sources of liquidity, which could be costly or may not be available. In the event expansion and extension of the PVA properties (excluding the PVA Assets) is significantly more expensive than we expect or we are unable to obtain financing for such construction, it could have a material adverse effect on our financial condition, including our results of operations and cash flows.

Any acquisitions we complete, including the proposed PVA Asset Acquisition, are subject to substantial risks that could adversely affect our financial condition and results of operations and reduce our ability to make distributions to unitholders.

        We may not achieve the expected results of the proposed PVA Asset Acquisition, and any adverse conditions or developments related to the proposed PVA Asset Acquisition may have a negative impact on our operations and financial condition. Further, even if we complete acquisitions such as the proposed PVA Asset Acquisition, actual results may differ from our expectations. Any acquisition, including the proposed PVA Asset Acquisition, involves potential risks, including:

  •
  we may suffer a decrease in our liquidity by using a portion of our available cash or borrowing capacity under our credit facility to finance acquisitions;

  •
  we may incur an increase in our interest expense or financial leverage if we incur additional debt to finance acquisitions;

  •
  we may assume environmental and other liabilities, losses or costs for which we are not indemnified or insured or for which our indemnity or insurance is inadequate;

  •
  that our management's attention may be diverted from other business concerns;

  •
  we may suffer the incurrence of other significant charges, such as impairment of gathering and processing assets, goodwill or other intangible assets, asset devaluation or restructuring charges;

  •
  there may be unforeseen difficulties encountered in operating in new geographic areas or lines of business, including possible difficulties in obtaining permits and other authorizations to conduct regulated activities;

  •
  we may not be successful in extending current leases and contracts that are material to the businesses we acquire; and

  •
  we may not be able to operate at expected levels of capacity.

        If these risks materialize, the acquired assets may inhibit our growth, fail to deliver expected benefits and add further unexpected costs. Challenges may arise whenever businesses with different operations or management are combined, and we may experience unanticipated delays in realizing the benefits of an acquisition or growth project. If we consummate the proposed PVA Asset Acquisition or any other future acquisition or growth project, our capitalization and results of operations may change significantly and you may not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in evaluating future acquisitions or growth projects.

We may be unable to obtain or renew permits necessary for our operations or the operations we would acquire in the proposed PVA Asset Acquisition.

        Our facilities, as well as the assets we would acquire in the proposed PVA Asset Acquisition, operate under a number of required federal and state permits, licenses and approvals with terms and conditions containing a significant number of prescriptive limits and performance standards in order to operate. All of these permits, licenses, approvals, limits and standards require a significant amount of monitoring, record keeping and reporting in order to demonstrate compliance with the underlying permit, license, approval, limit or standard. Noncompliance or incomplete documentation of our compliance status may result in the imposition of fines, penalties and injunctive relief. A decision by a government agency to deny or delay issuing a new or renewed material permit, license or approval, or to revoke or substantially modify an existing permit, license or approval, could have a material adverse effect on our financial condition, including our results of operations and cash flows.

Oil and gas transportation and storage and related activities are subject to extensive environmental regulations and to laws that can give rise to substantial liabilities from environmental contamination.

        Our operations, as well as the operation of the assets we would acquire in the proposed PVA Asset Acquisition, are subject to extensive federal, state and local environmental laws and regulations, which impose limitations on the discharge of pollutants into the environment, establish standards for the management, treatment, storage, transportation and disposal of hazardous materials and of solid and hazardous wastes, and impose obligations to investigate and remediate contamination in certain circumstances. Liabilities to investigate or remediate contamination, as well as other liabilities concerning hazardous materials or contamination such as claims for personal injury or property damage, may arise at many locations, including properties in which we have an ownership interest, the properties we would acquire in the proposed PVA Asset Acquisition, properties we formerly owned or operated and sites where our wastes have been disposed of or treated. Such liabilities may arise even where the contamination does not result from any noncompliance with applicable environmental laws. Under a number of environmental laws, such liabilities may also be joint and several, meaning that we could be held responsible for more than our share of the liability involved, or even the entire share. Environmental requirements generally have become more stringent in recent years, and compliance with those requirements more expensive.

        We have incurred expenses in connection with environmental compliance, and we anticipate that we will continue to do so in the future and that those expenses may increase if we consummate the proposed PVA Asset Acquisition. Failure to comply with extensive applicable environmental laws and regulations could result in significant civil or criminal penalties and remediation costs. Some of our properties, or the properties we would acquire in the proposed PVA Asset Acquisition, may be affected by environmental contamination that may require investigation or remediation. In addition, claims are sometimes made or threatened against companies engaged in oil and gas transportation and storage by owners of surface estates, adjoining properties or others alleging damage resulting from environmental contamination and other incidents of operation. Compliance with, and liabilities for remediation under, these laws and regulations, and liabilities concerning contamination or hazardous materials, may adversely affect our business, financial condition and results of operations.

Litigation initiated by the former owner of 100% of our general partner could result in a change in our capital structure.

        Our general partner was previously 100% owned by AIM. Following the announcement of the Equity Restructuring Agreement, AIM filed an action in Delaware Chancery Court against HPIP, our general partner and us and is seeking either rescission of the Equity Restructuring Agreement or, in the alternative, monetary damages. In the event a court were to require rescission of the Equity Restructuring Agreement, our outstanding equity could be altered or returned to the status prior to the Equity Restructuring Agreement.

USE OF PROCEEDS

        We expect to receive net proceeds from this offering of approximately $             million (or approximately $             million if the underwriters' option to purchase additional common units is exercised in full) after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will also receive approximately $             million of proceeds from the capital contribution to us by our general partner to maintain its 1.4% general partner interest in us.

        We intend to use the net proceeds from this offering and the related capital contribution to partially fund the proposed PVA Asset Acquisition. In the event that we do not consummate the PVA Asset Acquisition, we will use the net proceeds from this offering to repay a portion of the outstanding borrowings under our credit facility or for general partnership purposes.

        Our credit facility matures on August 1, 2016. The interest rates under our credit facility fluctuate based on the leverage ratio of our total indebtedness-to-EBITDA. The margins relating to our (i) Eurodollar-based loans range from 2.50% to 4.75% depending on the leverage ratio then in effect, and (ii) base rate loans range from 1.5% to 3.75%. The weighted average interest rate on borrowings outstanding under our credit facility as of January 20, 2014 was 4.55%. As of January 20, 2014, we had outstanding borrowings under our credit facility of approximately $132.3 million. The proceeds of these borrowings were primarily used to finance acquisitions and for general partnership purposes.

        If the underwriters exercise their option to purchase additional common units, we intend to use all the net proceeds from the sale of additional common units to repay a portion of the outstanding borrowings under our credit facility.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2013 on:

  •
  an historical basis;

  •
  an as adjusted basis to give effect to (i) our recent Blackwater Acquisition, (ii) the issuance of 2,568,712 common units in a related public offering and (iii) the related borrowings under our credit facility; and

  •
  an as further adjusted basis to give effect to (i) the issuance of 3,400,000 common units in this offering, (ii) the related capital contribution by our general partner to maintain its 1.4% general partner interest in us, (iii) the issuance of            Series B PIK Units, and (iv) the incurrence of additional indebtedness to pay the purchase price for the PVA Asset Acquisition.

        You should read the following table together with the financial statements and notes that are incorporated by reference into this prospectus supplement and the accompanying prospectus for additional information about our capital structure.

	As of September 30, 2013[1]
	Historical	As Adjusted	As Further Adjusted
	(in thousands)
Cash and cash equivalents	$3,473	$1,076

Credit facility	$121,035	$126,835
Long-term debt	31,134	—

Total long-term debt	$152,169	126,835
Convertible Preferred Units:
Series A convertible preferred units (5,204 thousand units issued and outstanding as of September 30, 2013)	92,912	92,912
Series B convertible units	—	—
Equity:
Limited partner interest	21,602	75,802
General partner interest	34,152	12,106
Accumulated other comprehensive income	261	261

Total partners' capital	56,015	88,169
Noncontrolling interests	7,400	7,400

Total equity and partners' capital	63,415	95,569

Total capitalization	$308,496	$315,316

1
Derived from our recast financial statements for the quarter ended September 30, 2013 filed as Exhibit 99.1 to our Current Report on Form 8-K filed with the Commission on January 22, 2014.

 PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

        Our common units trade on the New York Stock Exchange under the symbol "AMID". The following table sets forth the intra-day high and low sales prices per common unit, as reported by the New York Stock Exchange Composite Transactions Tape, as well as the amount of cash distributions paid per common unit for the periods indicated.

Period Ended	High	Low	Cash Distributions per Common Unit[1]
Fiscal 2014
March 31, 2014 (through January 21, 2014)	$27.85	$24.68	—	[2]
Fiscal 2013
December 31, 2013	$28.80	$17.51	$0.4525
September 30, 2013	$22.60	$18.71	$0.4525
June 30, 2013	$23.00	$15.65	$0.4325
March 31, 2013	$18.89	$13.74	$0.4325
Fiscal 2012
December 31, 2012	$19.99	$13.11	$0.4325
September 30, 2012	$22.05	$18.56	$0.4325
June 30, 2012	$23.17	$18.18	$0.4325
March 31, 2012	$23.11	$18.36	$0.4325

1
Distributions are shown for the quarter with respect to which they were declared.

2
The distribution attributable to the quarter ending March 31, 2014 has not yet been declared or paid. We expect to declare and pay a cash distribution for each of those quarters within 45 days following the end of each quarter.

        The last reported sales price of our common units on the New York Stock Exchange on January 21, 2014 was $27.35 per common unit. As of January 17, 2014, there were approximately 32 unitholders of record of our common units. This number does not include unitholders whose units are held in trust by other entities.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The tax consequences to you of an investment in our units will depend in part on your own tax circumstances. For a discussion of the principal U.S. federal income tax consequences associated with our operations and the purchase, ownership and disposition of our common units, please read "Material U.S. Federal Income Tax Consequences" in the accompanying prospectus, as supplemented below. Please also read "Item 1A. Risk Factors—Tax Risks to Common Unitholders" in our Annual Report on Form 10-K for the year ended December 31, 2012. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences peculiar to your circumstances.

Estimated Ratio of Taxable Income to Distributions

        We estimate that if you purchase common units in this offering and own them through the record date for distributions for the period ending December 31, 2016, then you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 30% or less of the cash distributed to you with respect to that period. Thereafter, we anticipate that the ratio of allocable taxable income to cash distributions to the common unitholders may increase. This estimate is based upon many assumptions regarding our business and operations, including that gross income from operations will approximate the amount required to make the current quarterly distribution amount on all units and other assumptions with respect to the ability of common unitholders to offset all income allocated to them with all deductions allocated to them (which may not be the case for common unitholders subject to the passive loss limitations described in the accompanying base prospectus), the earnings and profits of our corporate subsidiaries, capital expenditures, cash flow, net working capital and anticipated cash distributions. Please read "Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses" in the accompanying base prospectus. This estimate and these assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimate is based on current tax law and tax reporting positions that we have adopted or will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that the estimate will prove to be correct. The ratio of allocable taxable income to cash distributions could be higher or lower, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of units in this offering will be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

  •
  gross income from operations exceeds the amount required to make the current quarterly distribution amount on all units, yet we only distribute the current quarterly distribution amount on all units; or

  •
  we make a future offering of units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Allocation of Income, Gain, Loss and Deduction

        The Amendment amends, among other things, the allocation provisions of the Partnership Agreement to address the Series B PIK Units. The discussion in "Material U.S. Federal Income Tax Consequences—Allocation of Income, Gain, Loss and Deduction" in the accompanying prospectus is qualified by reference to the full text of the Amendment, a copy of which is incorporated herein by reference.

Alternative Minimum Tax

        Each unitholder will be required to take into account its distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for non-corporate taxpayers is 26% on the first $182,500 of alternative minimum taxable income (or, in the case of a married individual taxpayer filing a separate return, the first $91,250 of alternative minimum taxable income) in excess of the exemption amount and 28% on any additional alternative minimum taxable income, which thresholds change annually. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax-Exempt Organizations and Other Investors

        Ownership of common units by tax-exempt entities, including employee benefit plans and IRAs, and foreign investors raises issues unique to such persons. The relevant rules are complex, and the discussions herein and in the accompanying base prospectus do not address tax considerations applicable to tax-exempt entities and foreign investors, except as specifically set forth in the accompanying base prospectus. Please read "Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors" in the accompanying base prospectus.

Additional Corporate Subsidiaries

        The opinion in the accompanying prospectus that each of our operating subsidiaries is disregarded as an entity separate from us for U.S. federal income tax purposes does not extend to American Midstream Finance Corporation, Blackwater Investments, Inc., or Blackwater Midstream Corp. (the "Corporate Subsidiaries"). It is the opinion of tax counsel that, based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated under the Code, published revenue rulings and court decisions, the Corporate Subsidiaries will be classified as corporations for federal tax purposes. As such, the Corporate Subsidiaries will be liable for federal income tax on their net taxable income at corporate rates, where the current maximum federal income tax rate on corporate income is 35%. Any distribution made to us by a Corporate Subsidiary will be treated as taxable dividend income, to the extent of the current and accumulated earnings and profits of the Corporate Subsidiary, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of our tax basis in the stock of the Corporate Subsidiary, or taxable capital gain, after our tax basis in the stock of the Corporate Subsidiary is reduced to zero.

 UNDERWRITING

        Barclays Capital Inc. and UBS Securities LLC are acting as joint book-running managers of this offering. Under the terms of an underwriting agreement, which we will file as an exhibit to our current report on Form 8-K and incorporated by reference in this prospectus supplement and the accompanying prospectus, Barclays Capital Inc. and UBS Securities LLC have agreed to purchase from us the respective number of common units shown opposite its name below:

Underwriters	Number of Common Units
Barclays Capital Inc.
UBS Securities LLC

Total	3,400,000

        The underwriting agreement provides that the underwriters' obligation to purchase the common units depends on the satisfaction of the conditions contained in the underwriting agreement including:

  •
  the obligation to purchase all of the common units offered hereby (other than those common units covered by their option to purchase additional common units as described below), if any of the common units are purchased;

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there is no material change in our business or in the financial markets; and

  •
  we deliver customary closing documents to the underwriters.

Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common units. The underwriting fee is the difference between the public offering price per common unit and the amount the underwriters pay to us per common unit.

	No Exercise	Full Exercise
Per common unit	$	$

Total	$	$

        The underwriters have advised us that the underwriters propose to offer the common units directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $            per common unit. After the offering, the underwriters may change the offering price and other selling terms. Sales of common units made outside of the United States may be made by affiliates of the underwriters.

        The expenses of the offering that are payable by us are estimated to be $500,000 (excluding underwriting discounts and commissions). We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $10,000 as set forth in the underwriting agreement.

Option to Purchase Additional Common Units

        We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of

510,000 common units at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 3,400,000 common units in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional common units based on the underwriter's percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting Section.

Lock-Up Agreements

        We, all of our directors and executive officers, and certain employees have agreed that, subject to certain exceptions, without the prior written consent of Barclays Capital Inc., we will not directly or indirectly (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any common units (including, without limitation, common units that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the Securities and Exchange Commission and common units that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common units, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common units, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any common units or securities convertible, exercisable or exchangeable into common units or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 60 days after the date of this prospectus supplement.

        The 60-day restricted period described in the preceding paragraph will be extended if:

  •
  during the last 17 days of the 60-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

  •
  prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of material event, unless such extension is waived in writing by Barclays Capital Inc.

        Barclays Capital Inc., in its sole discretion, may release the common units and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common units and other securities from lock-up agreements, Barclays Capital Inc. will consider, among other factors, the holder's reasons for requesting the release, the number of common units and other securities for which the release is being requested and market conditions at the time.

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

        The underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units, in accordance with Regulation M under the Securities Exchange Act of 1934:

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriters of common units in excess of the number of common units the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of common units involved in the sales made by the underwriters in excess of the number of common units they are obligated to purchase is not greater than the number of common units that they may purchase by exercising their option to purchase additional common units. In a naked short position, the number of common units involved is greater than the number of common units in their option to purchase additional common units. The underwriters may close out any short position by either exercising their option to purchase additional common units and/or purchasing common units in the open market. In determining the source of common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through their option to purchase additional common units. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

        A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

        Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

New York Stock Exchange

        Our common units are listed on the New York Stock Exchange under the symbol "AMID."

Stamp Taxes

        If you purchase common units offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

Relationships

        The underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates, for which they received or will receive customary fees and expense reimbursement.

        In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

FINRA

        Because the Financial Industry Regulatory Authority, or FINRA, views our common units as interests in a direct participation program, this offering is being made in compliance with Rule 2310 of the FINRA Rules. Investor suitability with respect to the common units will be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Selling Restrictions

  European Economic Area

        This prospectus has been prepared on the basis that the transactions contemplated by this prospectus in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") (other than Germany) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of securities. Accordingly, any person making or intending to make any offer in that Relevant Member State of the securities which are the subject of the transactions contemplated by this prospectus, may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor any of the underwriters have authorized, nor do they authorize, the making of any offer of securities or any invitation relating thereto in circumstances in which an obligation arises for us or any of the underwriters to publish a prospectus for such offer or invitation.

        In relation to each Relevant Member State, other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), no offer to the public of the securities subject to this supplement has been or will be made in that Relevant Member State other than:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive ("Qualified Investors");

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than Qualified Investors), as permitted under the Prospectus Directive subject to obtaining our prior consent for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer or invitation shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase the securities, as the same may be further defined in that Relevant Member State by any measure implementing the Prospectus Directive in that Member State. The expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State, and the expression "2010 Amending Directive" means Directive 2010/73/EU.

        We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

  United Kingdom

        We may constitute a "collective investment scheme" as defined by section 235 of the Financial Services and Markets Act 2000 ("FSMA") that is not a "recognised collective investment scheme" for the purposes of FSMA ("CIS") and that has not been authorised or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and are only directed at (i) investment professionals falling within the description of persons in Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the "CIS Promotion Order") or Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial Promotion Order") or (ii) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order or Article 49(2)(a) to (d) of the Financial Promotion Order, or (iii) to any other person to whom it may otherwise lawfully be made, (all such persons together being referred to as "relevant persons"). Our common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

  Switzerland

        The distribution of our common units in Switzerland will be exclusively made to, and directed at, regulated qualified investors ("Regulated Qualified Investors"), as defined in Article 10(3)(a) and (b) of the Swiss Collective Investment Schemes Act of 23 June 2006, as amended ("CISA"). Accordingly, we have not, and will not be, registered with the Swiss Financial Market Supervisory Authority ("FINMA") and no Swiss representative or paying agent has been or will be appointed for us in Switzerland. This prospectus and/or any other offering materials relating to our common units may be made available in Switzerland solely to Regulated Qualified Investors.

  Germany

        This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Asset Investment Act (Vermögensanlagengesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute our common units in Germany. Consequently, our common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to the offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of our common units to the public in Germany or any other means of public marketing. Our common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1 in connection with Section 2 no. 6 of the German Securities Prospectus Act, Section 2 no. 4 of the German Asset Investment Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

        The offering does not constitute an offer to sell or the solicitation or an offer to buy our common units in any circumstances in which such offer or solicitation is unlawful.

  Netherlands

        Our common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

  Hong Kong

        Our common units may not be offered or sold in Hong Kong by means of this prospectus or any other document other than to (a) professional investors as defined in the Securities and Futures Ordinance of Hong Kong (Cap. 571, Laws of Hong Kong) ("SFO") and any rules made under the SFO or (b) in other circumstances which do not result in this prospectus being deemed to be a "prospectus," as defined in the Companies Ordinance of Hong Kong (Cap. 32, Laws of Hong Kong) ("CO"), or which do not constitute an offer to the public within the meaning of the CO or the SFO; and no person has issued or had in possession for the purposes of issue, or will issue or has in possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to our common units which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our common units which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors as defined in the SFO.

 LEGAL MATTERS

        The validity of the common units will be passed upon for us by Holland & Hart LLP, Denver, Colorado. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas. Latham & Watkins LLP, Houston, Texas also represents ArcLight in connection with matters relating to HPIP's investment in American Midstream Partners, LP, including the issuance of the Series B PIK Units.

EXPERTS

        The consolidated financial statements incorporated in this prospectus supplement by reference to American Midstream Partners, LP's Current Report on Form 8-K dated October 1, 2013 have been so incorporated in reliance on the report (which contains an explanatory paragraph describing that the control of the general partner has changed and that we entered into a contribution agreement, an amended and restated agreement of limited partnership, and we amended our credit facility, as discussed in Notes 1, 22 and 23, and which contains references to Notes 1, 19, 20, 21 and 24 for the effects of discontinued operations) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The combined financial statements of High Point Gas Transmission, LLC and High Point Gas Gathering, LLC incorporated into this prospectus supplement by reference to the Current Report on Form 8-K/A filed on June 28, 2013 have been so incorporated in reliance on the report of UHY LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of the Chatom Processing and Fractionation Plant incorporated into this prospectus supplement by reference to the Current Report on Form 8-K/A filed on December 19, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The combined financial statements of Blackwater Midstream Holdings LLC incorporated into this prospectus supplement by reference to the Current Report on Form 8-K filed on December 10, 2013 have been so incorporated in reliance on the report of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

FORWARD-LOOKING STATEMENTS

        Some of the information included in this prospectus supplement and the documents we incorporate by reference contain "forward-looking" statements. All statements that are not statements of historical facts, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as "may," "could," "should," "intend," "assume," "project," "believe," "anticipate," "expect," "estimate," "potential," "plan," "forecast" and other similar words. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus supplement, the accompanying prospectus, and the documents we incorporate by reference herein and therein.

        These forward-looking statements reflect our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside our control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks.

Known risks and uncertainties include, but are not limited to (i) the risks set forth in "Risk Factors" beginning on page S-15 in this prospectus supplement, (ii) the risks set forth in "Risk Factors" beginning on page 1 of the accompanying prospectus, and (iii) the risks described in our periodic reports incorporated herein by reference. Some of these risks are summarized below:

  •
  our ability to consummate the Lavaca LLC Acquisition and the PVA Asset Acquisition;

  •
  our ability to integrate and realize the expected benefits from acquisitions, including the Lavaca LLC Acquisition and the PVA Asset Acquisition;

  •
  the extent of changes in commodity prices and the demand for our products and services, our ability to effectively limit a portion of the adverse impact of potential changes in prices through derivative financial instruments, and the potential impact of price and producers' access to capital on natural gas drilling, demand for our services, and the volume of NGLs and condensate extracted;

  •
  general economic, market and business conditions;

  •
  volatility in the price of our common units;

  •
  the level and success of natural gas drilling around our assets, the level and quality of gas production volumes around our assets and our ability to connect supplies to our gathering and processing systems in light of competition;

  •
  our ability to grow through contributions from affiliates, acquisitions, or organic growth projects, and the successful integration and future performance of such assets;

  •
  our ability to access the debt and equity markets and the resulting cost of capital, which will depend on general market conditions, our financial and operating results, inflation rates, interest rates, our ability to comply with the covenants in our loan agreements and our debt securities, as well as our ability to maintain our credit ratings;

  •
  the demand for NGL products by the petrochemical, refining or other industries;

  •
  our ability to purchase propane from our suppliers and make associated profitable sales transactions for our wholesale propane logistics business;

  •
  our ability to construct facilities, including those contemplated by the construction and Field Gathering Agreement, on budget and in a timely fashion, which is partially dependent on obtaining required construction, environmental and other permits issued by federal, state and municipal governments, or agencies thereof, the availability of specialized contractors and laborers, and the price of and demand for materials;

  •
  the creditworthiness of counterparties to our transactions;

  •
  weather and other natural phenomena, including their potential impact on demand for the commodities we sell and the operation of company-owned and third party-owned infrastructure;

  •
  security threats such as military campaigns, terrorist attacks, and cybersecurity breaches, against, or otherwise impacting, our facilities and systems;

  •
  new, additions to, and changes in laws and regulations, particularly with regard to taxes, safety and protection of the environment, including climate change legislation, regulation of over-the-counter derivatives market and entities, and hydraulic fracturing regulations, or the increased regulation of our industry, and their impact on producers and customers served by our systems;

  •
  our ability to obtain insurance on commercially reasonable terms, if at all, as well as the adequacy of insurance to cover our losses;

  •
  the amount of gas we gather, compress, treat, process, transport, sell and store, or the NGLs we produce, fractionate, transport and store, may be reduced if the pipelines and storage and fractionation facilities to which we deliver the natural gas or NGLs are capacity constrained and cannot, or will not, accept the gas or NGLs;

  •
  our success in risk management activities, including the use of derivative financial instruments to hedge weather, commodity, and interest rate risks;

  •
  our ability to comply with covenants in our credit facility;

  •
  industry changes, including the impact of consolidations, alternative energy sources, technological advances and changes in competition; and

  •
  the amount of collateral we may be required to post from time to time in our transactions.

        You should read these statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other forward-looking information. Before you invest, you should be aware that the occurrence of any of the events described in "Risk Factors" beginning on page S-15 in this prospectus supplement and on page 1 of the accompanying prospectus and in the "Risk Factors" sections of the documents that are incorporated herein by reference could substantially harm our business, results of operations and financial condition. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INFORMATION INCORPORATED BY REFERENCE

        We file annual, quarterly and other reports with and furnish other information to the SEC. You may read and copy any document we file with or furnish to the SEC at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC's website at http://www.sec.gov. You also can obtain information about us at the offices of NYSE Euronext, 11 Wall Street, 5th Floor, New York, New York 10005.

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. Information that we file later with the SEC will automatically update and may replace information in this prospectus supplement and information previously filed with the SEC. We incorporate by reference the documents listed below (excluding any information furnished under Items 2.02 or 7.01 or exhibits furnished under Item 9.01 on any Current Report on Form 8-K) and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished under Items 2.02 or 7.01 or exhibits furnished under Item 9.01 on any Current Report on Form 8-K) after the date of this prospectus supplement and until the termination of this offering:

  •
  Annual Report on Form 10-K (File No. 001-35257) for the year ended December 31, 2012 filed on April 16, 2013, excluding items 6, 7 and 8, which are replaced by information included in our Current Report on Form 8-K filed on October 1, 2013 and as amended by Form 10-K/A and Form 8-K/A filed on November 22, 2013;

  •
  Quarterly Reports on Form 10-Q (File No. 001-35257) for the quarter ended March 31, 2013 filed on May 14, 2013, as amended by Form 10-Q/A and Form 8-K/A filed on November 22, 2013, for the quarter ended June 30, 2013 filed on August 14, 2013, as amended by

    Form 10-Q/A filed on November 22, 2013 and by Form 8-K filed on January 22, 2014 and for the quarter ended September 30, 2013 filed on November 13, 2013 as amended by Form 8-K filed on January 22, 2014;

  •
  Current Reports on Forms 8-K and 8-K/A (File No. 001-35257) filed on December 19, 2012, January 2, 2013, January 29, 2013, April 1, 2013, April 19, 2013 (as amended by the Forms 8-K/A filed on June 28, 2013 and October 2, 2013), May 14, 2013, June 3, 2013, July 15, 2013, August 15, 2013, August 28, 2013, October 1, 2013, November 1, 2013, November 25, 2013, November 27, 2013, December 2, 2013, December 10, 2013, December 13, 2013, December 19, 2013, and January 22, 2014; and

  •
  The description of our common units contained in our registration statement on Form 8-A/A (File No. 001-35257) filed on November 22, 2013.

        You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC's website at the address provided above. You may request a copy of any document incorporated by reference into this prospectus supplement (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting our website at http://www.americanmidstream.com/ or by writing or calling us at the following address:

American Midstream Partners, LP
1614 15th Street, Suite 300
Denver, Colorado 80202
Attention: Investor Relations
Telephone: (720) 457-6060

        Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus supplement shall be considered to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes that statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, or any free writing prospectus we may authorize to be delivered to you. Neither we nor the underwriters have authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

        The information contained on our website is not part of this prospectus supplement.

PROSPECTUS

$400,000,000

American Midstream Partners, LP

Common Units Representing Limited Partner Interests
Debt Securities

American Midstream Finance Corporation

Debt Securities

        We may offer and sell, from time to time, in one or more series:

  •
  common units representing limited partner interests in American Midstream Partners, LP; and

  •
  debt securities, which may be either senior debt securities or subordinated debt securities.

        American Midstream Finance Corporation may act as co-issuer of the debt securities and other direct or indirect subsidiaries of American Midstream Partners, LP may guarantee the debt securities.

        The securities we may offer and sell:

  •
  will have a maximum aggregate offering price of $400,000,000;

  •
  will be offered at prices and on terms to be set forth in one or more accompanying prospectus supplements; and

  •
  may be offered separately or together, or in separate series.

        Our common units are traded on the New York Stock Exchange under the trading symbol "AMID." We will provide information in the prospectus supplement for the trading market, if any, for any debt securities we may offer.

        We may offer and sell these securities to or through one or more underwriters, dealers and agents in amounts, at prices and at terms to be determined by market conditions and other factors at the time of the offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities we will provide a prospectus supplement that will contain specific information about those securities and the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. This prospectus may be used to offer and sell securities only if accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest. You should also read the documents we refer to in the "Where You Can Find More Information" section of this prospectus for information on us and our financial statements.

        Investing in our securities involves risks. See "Risk Factors"beginning on page 1.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 27, 2013

About This Prospectus	1
About American Midstream Partners, LP	1
Risk Factors	1
Cautionary Note Regarding Forward-Looking Statements	2
Use of Proceeds	3
Ratio of Earnings to Fixed Charges	4
Our Cash Distribution Policy	4
Description of the Common Units	16
Description of Debt Securities	18
Description of Guarantees of Debt Securities	30
The Partnership Agreement	31
Material U.S. Federal Income Tax Consequences	46
Investment in the Partnership by Employee Benefit Plans	64
Plan of Distribution	66
Legal Matters	67
Experts	67
Where You Can Find More Information	68

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf registration process, we may sell, in one or more offerings, up to $400,000,000 in total aggregate offering price of securities described in this prospectus. This prospectus provides you with a general description of us and the securities offered under this prospectus.

        Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. The prospectus supplement also may add to, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus, any prospectus supplement and the additional information described below under the heading "Where You Can Find More Information."

        References in this prospectus to "American Midstream Partners," "we," "our," "us," "AMID" or like terms refer to American Midstream Partners, LP and its subsidiaries.

ABOUT AMERICAN MIDSTREAM PARTNERS, LP

        We are a growth-oriented Delaware limited partnership that was formed in August 2009 to own, operate, develop and acquire a diversified portfolio of natural gas midstream energy assets. We are engaged in the business of gathering, treating, processing, fractionating and transporting natural gas through our ownership and operation of eleven gathering systems, four processing facilities, three interstate pipelines and five intrastate pipelines. We also own a 50% undivided, non-operating interest in a processing plant located in southern Louisiana. Our primary assets, which are strategically located in Alabama, Louisiana, Mississippi, Tennessee and Texas, provide critical infrastructure that links producers and suppliers of natural gas to diverse natural gas markets, including various interstate and intrastate pipelines, as well as utility, industrial and other commercial customers. As of September 30, 2013, we operate approximately 2,100 miles of pipelines that gather and transport over 1 Bcf/d of natural gas.

        American Midstream Finance Corporation, our wholly-owned subsidiary, has no material assets or any liabilities other than as a co-issuer of our debt securities. Its activities will be limited to co-issuing our debt securities and engaging in other activities incidental thereto.

        Our principal executive offices are located at 1614 15th Street, Suite 300, Denver, Colorado 80202, and our telephone number is (720) 457-6060. Our website is located at http://www.americanmidstream.com. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

RISK FACTORS

        Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the risk factors discussed in our Annual Report on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K, together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference herein and therein in evaluating an investment in our securities. The described risks could materially and adversely affect our business, financial condition or results of operation. If any of the described risks actually were to occur, we may not be able to pay quarterly distributions to our unitholders or make principal or interest payments on any debt securities, the trading price of our common units or any debt securities could decline and you could lose part or all of your investment in our company. If applicable, we will include in any prospectus supplement a description of these significant factors that could make the offering described in this prospectus speculative or risky.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Our reports, filings and other public announcements, including, without limitation, this prospectus and any prospectus supplement, may from time to time contain statements that do not directly or exclusively relate to historical facts.

        Such statements are "forward-looking statements." You can typically identify forward-looking statements by the use of forward-looking words, such as "may," "could," "project," "believe," "anticipate," "expect," "estimate," "potential," "plan," "forecast" and other similar words.

        All statements that are not statements of historical facts, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.

        These forward-looking statements reflect our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside our control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. These risks and uncertainties, many of which are beyond our control, include, but are not limited to, the risks set forth under "Risk Factors" and described in the documents incorporated by reference into this prospectus and any prospectus supplement as well as the following risks and uncertainties:

  •
  the extent of changes in commodity prices and the demand for our products and services, our ability to effectively limit a portion of the adverse impact of potential changes in prices through derivative financial instruments, and the potential impact of price and producers' access to capital on natural gas drilling, demand for our services, and the volume of natural gas liquids, or NGLs, and condensate extracted;

  •
  general economic, market and business conditions;

  •
  volatility in the price of our common units;

  •
  the level and success of crude oil and natural gas drilling around our assets, the level and quality of gas production volumes around our assets and our ability to connect supplies to our gathering and processing systems in light of competition;

  •
  our ability to grow through contributions from affiliates, acquisitions, or organic growth projects, and the successful integration and future performance of such assets;

  •
  our ability to access the debt and equity markets and the resulting cost of capital, which will depend on general market conditions, our financial and operating results, inflation rates, interest rates, our ability to comply with the covenants in our loan agreements and our debt securities, as well as our ability to maintain our credit ratings;

  •
  the demand for NGL products by the petrochemical, refining or other industries;

  •
  our ability to purchase propane from our suppliers and make associated profitable sales transactions for our wholesale propane logistics business;

  •
  our ability to construct facilities on budget and in a timely fashion, which is partially dependent on obtaining required construction, environmental and other permits issued by federal, state and municipal governments, or agencies thereof, the availability of specialized contractors and laborers, and the price of and demand for materials;

  •
  the level of creditworthiness of counterparties to our transactions;

  •
  weather and other natural phenomena, including their potential impact on demand for the commodities we sell and the operation of company-owned and third party-owned infrastructure;

  •
  security threats such as military campaigns, terrorist attacks, and cybersecurity breaches, against, or otherwise impacting, our facilities and systems;

  •
  new, additions to, and changes in laws and regulations, particularly with regard to taxes, safety and protection of the environment, including climate change legislation, regulation of over-the-counter derivatives market and entities, and hydraulic fracturing regulations, or the increased regulation of our industry, and their impact on producers and customers served by our systems;

  •
  our ability to obtain insurance on commercially reasonable terms, if at all, as well as the adequacy of insurance to cover our losses;

  •
  the amount of gas we gather, compress, treat, process, transport, sell and store, or the NGLs we produce, fractionate, transport and store, may be reduced if the pipelines and storage and fractionation facilities to which we deliver the natural gas or NGLs are capacity constrained and cannot, or will not, accept the gas or NGLs;

  •
  Our success in risk management activities, including the use of derivative financial instruments to hedge weather, commodity, and interest rate risks;

  •
  Our ability to comply with covenants in our credit facility;

  •
  industry changes, including the impact of consolidations, alternative energy sources, technological advances and changes in competition; and

  •
  the amount of collateral we may be required to post from time to time in our transactions.

        Although we believe that the assumptions underlying our forward-looking statements are reasonable as of the time they are made, any of the assumptions could be inaccurate, and, therefore, we cannot assure you that the forward-looking statements included or incorporated by reference in this prospectus and any prospectus supplement will prove to be accurate. Some of these and other risks and uncertainties that could cause actual results to differ materially from such forward-looking statements are more fully described in "Risk Factors" and in the documents incorporated by reference into this prospectus and any prospectus supplement. Except as may be required by applicable law, we undertake no obligation to publicly update or advise of any change in any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        Unless we specify otherwise in any prospectus supplement, we will use the net proceeds we receive from the sale of securities covered by this prospectus for general partnership purposes, which may include, among other things:

  •
  paying or refinancing all or a portion of our indebtedness outstanding at the time; and

  •
  funding working capital, capital expenditures or acquisitions.

        The actual application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the ratio of earnings to fixed charges for us and our predecessors for each of the periods indicated.

	Nine months ended September 30, 2013
			Year ended December 31,
			2012		2011		2010		2009		2008
Ratio of earnings to fixed charges(1)	—	(2)	—	(2)	—	(2)	—	(2)	—	(2)	1.5

(1)
For purposes of determining the ratios of earnings to fixed charges, earnings are defined as net income from continuing operations before income taxes plus fixed charges, less capitalized interest and minority interest in income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest, whether expensed or capitalized, and amortization of capitalized expenses related to indebtedness.

(2)
The deficiency for the nine months ended September 30, 2013 was $26.2 million. Deficiencies for the years ended December 31, 2012, 2011, 2010 and 2009 were $6.9 million, $12.0 million, $8.3 million and $8.7 million, respectively.

OUR CASH DISTRIBUTION POLICY

Distributions of Available Cash

  General

        Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date. After payment of series A quarterly distributions (as defined below), any series A arrearage (as defined below) and, beginning with the coupon conversion quarter (as defined below), any interest thereon ("series A interest"), the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.4125 per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made in respect of incentive distribution rights.

  Definition of Available Cash

        Available cash generally means, for any quarter, all cash and cash equivalents on hand at the end of that quarter:

  •
  less the amount of cash reserves established by our general partner at the date of determination of available cash for that quarter to:

  •
  provide for the proper conduct of our business (including reserves for our future capital expenditures, anticipated future credit needs and refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing related to FERC rate proceedings or rate proceedings under applicable law subsequent to that quarter);

    •
    comply with applicable law, any of our debt instruments or other agreements; or

    •
    provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for common units unless it determines that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter and the next four quarters);

  •
  plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

        The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners, and with the intent of the borrower to repay such borrowings within 12 months with funds other than from additional working capital borrowings. The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus when repayments are made. However, if working capital borrowings, which increase operating surplus, are not repaid during the 12-month period following the borrowing, they will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowings are in fact repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

  Minimum Quarterly Distribution

        The minimum quarterly distribution, as defined in our partnership agreement, is $0.4125 per common unit per quarter, or $1.65 on an annualized basis. Our most recent quarterly distribution on November 14, 2013 in respect of the quarter ended September 30, 2013 was $0.4525 per common unit, or $1.81 per common unit on an annualized basis after payment of the series A quarterly distribution, any series A arrearage (as defined below), and any series A interest, the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on our units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

Operating Surplus and Capital Surplus

  General

        All cash distributed to unitholders is characterized as either being paid from "operating surplus" or "capital surplus." We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

  Operating Surplus

        We define operating surplus as:

  •
  $11.5 million (as described below); plus

  •
  all of our cash receipts since the closing of our initial public offering, excluding cash from interim capital transactions (as defined below); plus

  •
  working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

  •
  cash distributions paid on equity issued to finance all or a portion of the construction, acquisition, development or improvement of a capital improvement or replacement of a capital asset (such as equipment or facilities) in respect of the period beginning on the date that we enter into a binding obligation to commence the construction, acquisition, development or improvement of a capital improvement or replacement of a capital asset and ending on the earlier to occur of the date the capital improvement or capital asset commences commercial service and the date that it is abandoned or disposed of; plus

  •
  cash distributions paid on equity issued to pay the construction-period interest on debt incurred, or to pay construction-period distributions on equity issued, to finance the capital improvements or capital assets referred to above; less

  •
  all of our operating expenditures (as defined below) since the closing of our initial public offering; less

  •
  the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

  •
  all working capital borrowings not repaid within 12 months after having been incurred, or repaid within such 12-month period with the proceeds of additional working capital borrowings; less

  •
  any cash loss realized on disposition of an investment capital expenditure.

        As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by operations. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $11.5 million of cash we receive from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus.

        We define interim capital transactions as (i) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and items purchased on open account or for a deferred purchase price in the ordinary course of business) and sales of debt securities, (ii) sales of equity securities, (iii) sales or other dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements, (iv) the termination of commodity hedge contracts or interest rate hedge contracts prior to the termination date specified therein (provided that cash receipts from any such termination will be included in operating surplus in equal quarterly installments over the remaining scheduled life of the contract), (v) capital contributions received and (vi) corporate reorganizations or restructurings.

        We define operating expenditures as all of our cash expenditures, including, but not limited to, taxes, reimbursements of expenses of our general partner and its affiliates, interest payments, payments made in the ordinary course of business under interest rate hedge contracts and commodity hedge contracts (provided that payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), estimated maintenance capital expenditures (as discussed in further detail below), director and officer compensation, repayment of working capital borrowings and non-pro rata repurchases of our units; provided, however, that operating expenditures will not include:

  •
  repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid (as described above);

  •
  payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

  •
  expansion capital expenditures;

  •
  actual maintenance capital expenditures;

  •
  investment capital expenditures;

  •
  payment of transaction expenses (including, but not limited to, taxes) relating to interim capital transactions;

  •
  distributions to our partners;

  •
  non-pro rata purchases of any class of our units made with the proceeds of an interim capital transaction; or

  •
  any other payments made in connection with our initial public offering that are described in "Use of Proceeds."

  Capital Surplus

        Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

  •
  borrowings other than working capital borrowings;

  •
  sales of our equity and debt securities; and

  •
  sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets.

  Characterization of Cash Distributions

        Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of our initial public offering equals the operating surplus from the closing of our initial public offering through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

        Maintenance capital expenditures are cash expenditures (including expenditures for the addition or improvement to, or the replacement of, our capital assets, for the acquisition of existing, or the construction or development of new, capital assets or for any integrity management program) made to maintain our long-term operating income or operating capacity. We expect that a primary component of maintenance capital expenditures will include expenditures for routine equipment and pipeline maintenance or replacement due to obsolescence. Maintenance capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of the construction or development of a replacement asset that is paid in respect of the period that begins when we enter into a binding obligation to commence constructing or developing a replacement asset and ending on the earlier to occur of the date that any such replacement asset commences commercial service and the date that it is abandoned or disposed of.

        Because our maintenance capital expenditures can be irregular, the amount of our actual maintenance capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus, adjusted operating surplus and cash available for distribution to our unitholders if we subtracted actual maintenance capital expenditures from operating surplus.

        Our partnership agreement requires that an estimate of the average quarterly maintenance capital expenditures be subtracted from operating surplus each quarter as opposed to the actual amounts spent. The amount of estimated maintenance capital expenditures deducted from operating surplus for those periods will be determined by the board of directors of our general partner at least once a year, subject to approval by the Conflicts Committee. The estimate will be made annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance capital expenditures on a long-term basis. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only.

        The use of estimated maintenance capital expenditures in calculating operating surplus will have the following effects:

  •
  it will reduce the risk that maintenance capital expenditures in any one quarter will be large enough to render operating surplus less than the minimum quarterly distribution to be paid on all the common units for the quarter and subsequent quarters;

  •
  it will increase our ability to distribute as operating surplus cash we receive from non-operating sources; and

  •
  it will be more difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions on the incentive distribution rights held by our general partner.

        Estimated maintenance capital expenditures reduce operating surplus, but expansion capital expenditures, investment capital expenditures and actual maintenance capital expenditures do not.

        Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long term. Expansion capital expenditures include interest payments (and related fees) on debt incurred and distributions on equity issued to finance the construction, acquisition or development of an improvement to our capital assets and paid in respect of the period beginning on the date that we enter into a binding obligation to commence construction, acquisition or development of the capital improvement and ending on the earlier to occur of the date that such capital improvement commences commercial service and the date that such capital improvement is abandoned or disposed of. Examples of expansion capital expenditures include the acquisition of equipment, or the construction, development or acquisition of additional pipeline or treating capacity or new compression capacity.

        Capital expenditures that are made in part for expansion capital purposes and in part for other purposes will be allocated between expansion capital expenditures and expenditures for other purposes by our general partner (with the concurrence of the Conflicts Committee).

        Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of facilities that are in excess of the maintenance of our existing operating capacity or operating income, but that are not expected to expand, for more than the short term, our operating capacity or operating income.

        Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net drawdowns of reserves of cash established in prior periods. Adjusted operating surplus for a period consists of:

  •
  operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet point under the caption "—Operating Surplus and Capital Surplus—Operating Surplus" above); less

  •
  any net increase in working capital borrowings with respect to that period; less

  •
  any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

  •
  any net decrease in working capital borrowings with respect to that period; plus

  •
  any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to that period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods; plus

  •
  any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Removal of General Partner

        If the unitholders remove our general partner other than for cause and no units held by our general partner and its affiliates are voted in favor of such removal:

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Series A Preferred Units

  Distributions

        Series A preferred units will have the right to receive cumulative distributions, prior to any other distributions made in respect of any other partnership interests (the "series A quarterly distribution") in the amounts described herein. For the quarter ending June 30, 2013, and for each quarter thereafter through and including the quarter ending immediately prior to the coupon conversion quarter (as defined below), the series A quarterly distribution on each outstanding series A preferred unit was and shall be (i) a number of series A PIK preferred units (as defined below) equal to the series A PIK payment amount (as defined below) and (ii) $0.25 in cash. With respect to the coupon conversion quarter and all quarters thereafter, the series A quarterly distributions shall be paid entirely in cash at the series A distribution rate (as defined below). If all or any portion of a series A quarterly distribution is to be paid in cash, then the aggregate amount of such cash to be so distributed in respect of the series A preferred units outstanding shall be paid out of available cash prior to making any distribution to our general partner or common unitholders. To the extent that any portion of a Series A quarterly distribution to be paid in cash with respect to any quarter exceeds the amount of available cash for such quarter, an amount of cash equal to the available cash for such quarter will be paid to the series A unitholders pro rata and the balance of such series A quarterly distribution shall be unpaid and shall constitute an arrearage ("the series A arrearage") and accrue interest.

        We define coupon conversion quarter as the earlier of (1) the quarter beginning October 1, 2014 and (2) the date on which a series A unitholder delivers written notice to us stating that such series A unitholder elects to convert series A preferred units into common units.

        We define series A PIK preferred units as additional series A preferred units issued in kind as a distribution to holders of series A preferred units.

        We define the series A PIK payment amount as a number of series A PIK preferred units equal to (i) $0.25 divided by (ii) the series A issue price, as it may be adjusted from time to time pursuant to our partnership agreement.

        We define series A distribution rate as an amount per quarter per series A preferred unit payable in arrears equal to the greater of (i) 0.023571428 multiplied by the series A issue price, as it may be adjusted from time to time pursuant to our partnership agreement, and (ii) the amount of distributions in cash for such quarter that would have been payable with respect to a series A preferred unit if such unit had converted at the beginning of the quarter in respect of which such distributions are being paid into the number of common units into which such series A preferred unit is convertible pursuant to section 5.12(b)(viii) of our partnership agreement.

Distributions of Available Cash from Operating Surplus Following Series A Quarterly Distributions

        We will make distributions of available cash from operating surplus for any quarter, after making the series A quarterly distribution, and any series A arrearage and series A interest, in the following manner:

  •
  first, 98.179% to the common unitholders, pro rata, and 1.821% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter;

  •
  second, 98.179% to the common unitholders, pro rata, and 1.821% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters; and

  •
  thereafter, in the manner described in "—General Partner Interest and Incentive Distribution Rights" below.

        The preceding discussion is based on the assumptions that our general partner maintains its 1.821% general partner interest and that we do not issue additional classes of equity securities.

General Partner Interest and Incentive Distribution Rights

        Our partnership agreement provides that, after making the series A quarterly distributions, and any series A arrearage and series A interest, our general partner initially is entitled, with respect to its general partner interest, to 1.821% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us in order to maintain its 1.821% general partner interest if we issue additional units. Our general partner's 1.821% interest, and the percentage of our cash distributions to which it is entitled from such 1.821% interest, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 1.821% general partner interest. Our partnership agreement does not require that our general partner fund its capital contribution with cash. It may instead fund its capital contribution by the contribution to us of common units or other property.

        Incentive distribution rights represent the right to receive 48.0% of quarterly distributions of available cash from operating surplus after the series A quarterly distribution, and any series A arrearage and series A interest, the minimum quarterly distribution, and any arrearages in payment of the minimum quarterly distribution have been distributed. High Point Infrastructure Partners, LLC (HPIP), the owner of 90% of the limited liability company interests in our general partner, holds 85.02% of our incentive distribution rights, and 14.98% of our incentive distribution rights are held by our general partner.

        The following discussion assumes that our general partner maintains its 1.821% general partner interest and that there are no arrearages on common units.

        If for any quarter:

  •
  we have distributed available cash from operating surplus on outstanding series A preferred units in an amount equal to the series A quarterly distribution;

  •
  we have distributed available cash from operating surplus on outstanding series A preferred units in an amount necessary to eliminate any series A arrearage and series A interest;

  •
  we have distributed available cash from operating surplus to the common unitholders in an amount equal to the minimum quarterly distribution; and

  •
  we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

  •
  50.179% to the common unitholders, pro rata, 1.821% to our general partner, and 48.0% to holders of our incentive distribution rights.

Percentage Allocations of Available Cash from Operating Surplus

        The following table illustrates the percentage allocations of available cash from operating surplus after payment of the series A quarterly distribution, and any series A arrearage and series A interest, between the unitholders, our general partner, and the holders of our incentive distribution rights based on the minimum quarterly distribution amount as of the date of this prospectus. The amounts set forth under "Marginal Percentage Interest in Distributions After Payment of the Series A Preferred Distribution" are the percentage interests of our general partner, incentive distribution right holders, series A preferred unitholders and common unitholders in any available cash from operating surplus we distribute in respect of the corresponding amount in the column "Total Quarterly Distribution Per Unit Amount." The percentage interests shown for our general partner, incentive distribution right holders, series A preferred unitholders and common unitholders for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 1.821% general partner interest and assume that our general partner has contributed any additional capital necessary to maintain its 1.821% general partner interest. This table further assumes that (i) there are no arrearages on common units, (ii) there has been no conversion of the series A preferred units, and (iii) distributions are made prior to the coupon conversion quarter. The percentage interests do not reflect the effect of any series A PIK payments after those made with regard to the quarter ended September 30, 2013.

		Marginal Percentage Interest in Distributions After Payment of the Series A Preferred Distribution
	Total Quarterly Distribution Per Unit Amount	Common Unitholders	Series A Preferred Unitholder(1)	General Partner	Incentive Distribution Right Holders
Minimum Quarterly Distribution	$0.4125	98.179%	—	1.821%	—
Thereafter	Above $0.4125	50.179%	—	1.821%	48.000%

(1)
Series A preferred units are, as of the date of this prospectus, held by HPIP. This table assumes payment of the $0.25 series A quarterly distribution is not included in the calculation of the marginal percentage interest in distributions.

Right to Reset Incentive Distribution Levels

        The holders of a majority in interest of the incentive distribution rights have the right under our partnership agreement, without approval of our unitholders, to reset at a higher level the minimum quarterly distribution at any time when the general partner concurs that the partnership has made a distribution on common units exceeding 150% of the minimum quarterly distribution for each of the four consecutive fiscal quarters immediately preceding such time and the amount of each such distribution does not exceed the adjusted operating surplus for such quarter. The reset minimum quarterly distribution amount will be higher than the minimum quarterly distribution amount prior to the reset such that holders of our incentive distribution rights will not receive any incentive distributions until cash distributions per unit following this event increase as described below. We anticipate that holders of our incentive distribution rights would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made.

        In connection with the resetting of the minimum quarterly distribution amount and the corresponding relinquishment by the holders of our incentive distribution rights based on the minimum quarterly distribution prior to the reset, the holders of our incentive distribution rights will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the "cash parity" value of the average cash distributions received by holders of our incentive distribution rights for the two quarters immediately preceding the reset event as compared to the average cash distributions per common unit during that two-quarter period. Our general partner will be issued the number of general partner units necessary to maintain our general partner's interest in us immediately prior to the reset election.

        The number of common units that holders of our incentive distribution rights would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount then in effect would be equal to the quotient determined by dividing (x) the average aggregate amount of cash distributions received by the holders of our incentive distribution rights in respect of their incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the amount of cash distributed per common unit during each of these two quarters.

        Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the "reset minimum quarterly distribution") such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

  •
  first, to the holders of series A preferred units, the series A quarterly distribution, and any series A arrearage and series A interest;

  •
  second, 98.179% to the common unitholders, pro rata, and 1.821% to our general partner, until we distribute for each outstanding common unit an amount equal to the reset minimum quarterly distribution for that quarter;

  •
  third, 98.179% to the common unitholders, pro rata, and 1.821% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the reset minimum quarterly distribution for the quarter;

  •
  thereafter, 50.179% to the common unitholders, pro rata, 1.821% to our general partner, and 48.0% to the holders of our incentive distribution rights.

        The following table illustrates the percentage allocation of available cash from operating surplus after payment of the series A quarterly distribution, and any series A arrearage and series A interest, between the unitholders, our general partner and holders of our incentive distribution rights based on the minimum quarterly distribution amount as of the date of this prospectus (i) pursuant to the cash distribution provisions of our partnership agreement currently in effect, as well as (ii) following a hypothetical reset of the minimum quarterly distribution based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $0.65. This table assumes that (i) there are no arrearages on common units, (ii) there has been no conversion of the series A preferred units, and (iii) any distributions are made prior to the coupon conversion quarter. The percentage interests do not reflect the effect of any series A PIK payments after those made with regard to the quarter ended September 30, 2013.

		Marginal Percentage Interest in Distributions After Payment of the Series A Preferred Distribution
						Quarterly Distributions per Unit Following Hypothetical Reset
	Total Quarterly Distribution Per Unit Amount	Common Unitholders	Series A Preferred Unitholder(1)	General Partner	Incentive Distribution Right Holders
Minimum Quarterly Distribution	$0.4125	98.179%	—	1.821%	—	$0.65
Thereafter	Above $0.4125	50.179%	—	1.821%	48.000%	Above $0.65

(1)
Series A preferred units are, as of the date of this prospectus, held by HPIP. This table assumes payment of the $0.25 series A quarterly distribution is not included in the calculation of the marginal percentage interest in distributions.

        The following table illustrates the total amount of available cash from operating surplus after payment of the series A quarterly distribution, and any series A arrearage and series A interest, that would be distributed to the unitholders, our general partner, and holders of our incentive distribution rights, based on an average of the amounts distributed each quarter for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be 4,718,231 common units outstanding, 5,278,562 series A preferred units outstanding, our general partner has maintained its 1.821% general partner interest and the average distribution to each common unit would be $0.65 for the two quarters prior to the reset. It further assumes that (i) there are no arrearages on common units, (ii) there has been no conversion of the series A preferred units, and (iii) any distributions are made prior to the coupon conversion quarter. The percentage interests do not reflect the effect of any series A PIK payments after those made with regard to the quarter ended September 30, 2013.

	Quarterly Distribution Per Unit Prior to Reset	Cash Distributions to Common Unitholders Prior to Reset	Cash Distributions to Series A Preferred Unitholders Prior to Reset	Cash Distribution to General Partner in Respect of General Partner Interest Prior to Reset	Cash Distributions in Respect of Incentive Distribution Rights Prior to Reset	Total Distributions Prior to Reset
Minimum Quarterly Distribution	Up to $0.4125	$1,946,270	$—	$36,105	$—	$1,982,376
Thereafter	Above $0.4125	1,120,580	—	40,673	1,071,926	2,233,179

		$3,066,850	$—	$76,779	$1,071,926	$4,215,555

(1)
Series A preferred units are, as of the date of this prospectus, held by HPIP. This table does not include payment of the $0.25 series A quarterly distribution.

        The following table illustrates the total amount of available cash from operating surplus after payment of the series A quarterly distribution, and any series A arrearage and series A interest, that would be distributed to the unitholders, our general partner, and holders of our incentive distribution rights, with respect to the quarter in which the reset occurs. The table reflects that, as a result of the reset, there would be 6,367,348 common units and 5,278,562 series A preferred units outstanding, our general partner's 1.821% interest has been maintained, and the average distribution to each common unit would be $0.65. The number of common units to be issued to holders of our incentive distribution rights upon the reset was calculated by dividing (i) the average of the amounts received by the holders of our incentive distribution rights in respect of their incentive distribution rights for the two quarters prior to the reset as shown in the table above, or $1,072,261, by (ii) the average available cash distributed on each common unit for the two quarters prior to the reset as shown in the table above, or $0.65. This table assumes that (i) there are no arrearages on common units and (ii) there has been no conversion of the series A preferred units. The percentage interests do not reflect the effect of any series A PIK payments after those made with regard to the quarter ended September 30, 2013.

	Quarterly Distribution Per Unit After Reset	Cash Distributions to Common Unitholders Other than Common Units issued to Holders of Incentive Distribution Rights After Reset(1)	Cash Distribution in Respect of General Partner Interest After Reset	Cash Distributions to Series A Preferred Unitholders After Reset(2)	Cash Distributions in Respect of Incentive Distribution Rights After Reset	Cash Distributions on Common Units Issued to Holders of Incentive Distribution Rights in Connection with Reset	Total Distributions After Reset
Minimum Quarterly Distribution	Up to $0.65	$3,066,850	$76,779	$—	$—	$1,071,926	$4,215,555
Thereafter	Above $0.65	—	—	—	—	—	—

		$3,066,850	$76,779	$—	$—	$1,071,926	$4,215,555

(1)
Series A preferred units are, as of the date of this prospectus, held by HPIP. This table does not include payment of the $0.25 series A quarterly distribution.

(2)
Starting with the quarter beginning October 1, 2014, each series A preferred unit shares in distributions in an amount equal to the greater of (i) 0.023571428 multiplied by $17.50 (adjusted as provided in our partnership agreement), and (ii) the amount of distributions in cash for such quarter that would have been payable with respect to the series A preferred unit if such series A preferred unit had converted at the beginning of the quarter in respect of which such distributions are being paid into the number of common units into which such series A preferred unit is convertible. If the series A preferred unit has converted to common units during, after or prior to that quarter, the common units into which such series A preferred unit converted would increase the amount distributable on the common units.

        Holders of a majority in interest of our incentive distribution rights will be entitled to cause the minimum quarterly distribution amount to be reset on more than one occasion, provided that they may not make a reset election except at a time when we have made cash distributions to the holders of the common units in amounts exceeding 150% of the minimum quarterly distributions for the immediately preceding four consecutive fiscal quarters and the amount of each such distribution does not exceed the adjusted operating surplus for such quarter.

Distributions from Capital Surplus

  How Distributions from Capital Surplus Will Be Made

        We will make distributions of available cash from capital surplus, if any, in the following manner:

  •
  first, to the holders of series A preferred units, the series A quarterly distribution, and any series A arrearage and series A interest;

  •
  second, 98.179% to all unitholders, pro rata, and 1.821% to our general partner, until the minimum quarterly distribution has been reduced to zero, under a formula based on the ratio of the distribution to the fair market value of the common units immediately prior to the announcement of the distribution;

  •
  third, 98.179% to the common unitholders, pro rata, and 1.821% to our general partner, until we distribute for each outstanding common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

  •
  thereafter, as if they were from operating surplus.

        The preceding discussion is based on the assumptions that our general partner maintains its 1.821% general partner interest and that we do not issue additional classes of equity securities.

        Because distributions of capital surplus will reduce the minimum quarterly distribution after any of these distributions are made, it may be easier for our general partner to receive incentive distributions.

Adjustment to the Minimum Quarterly Distribution

        In addition to adjusting the minimum quarterly distribution to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust the minimum quarterly distribution and the number of general partner units comprising the general partner interest.

        For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution would be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional units for cash or property.

        In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution for each quarter may be reduced by multiplying the applicable minimum quarterly distribution by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus our general partner's estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

  General

        If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. Next, we will distribute proceeds to the holders of series A preferred units, prior and in preference to any distribution of assets to our general partner and common unitholders, the positive value in such series A unitholder's capital account in respect its series A preferred units. We will distribute any remaining proceeds to the common unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

  Manner of Adjustments for Gain

        The manner of the adjustment for gain is set forth in our partnership agreement. We will generally allocate any gain to our partners in the following manner:

  •
  first, to our general partner to the extent of the negative balance in its capital account, if any;

  •
  second, to the holders of series A preferred units, pro rata, until the capital account in respect of each outstanding series A preferred unit is equal to the series A liquidation value of such series A preferred unit, as defined in our partnership agreement;

  •
  third, 98.179% to the common unitholders, pro rata, and 1.821% to our general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price (i.e., the initial public offering price less any distributions of capital surplus per unit); (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs with respect to such common unit for such quarter, reduced by any distribution of the minimum quarterly distribution with respect to such common unit for such quarter; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

  •
  thereafter, 50.179% to all unitholders (including holders of series A preferred units), pro rata, 1.821% to our general partner and 48% to the holders of our incentive distribution rights.

        The percentages set forth above are based on the assumption that our general partner has not transferred its incentive distribution rights and that we do not issue additional classes of equity securities.

  Manner of Adjustments for Losses

        We will generally allocate any loss to our general partner and unitholders in the following manner:

  •
  first, 98.179% to the holders of common units in proportion to the positive balances in their capital accounts and 1.821% to our general partner, until the capital accounts of the common unitholders have been reduced to zero;

  •
  second, 98.179% to all unitholders (including holders of series A preferred units), pro rata, and 1.821% to our general partner, provided that such loss shall not be allocated in this manner to the extent such allocation would cause any unitholder to have a deficit balance in its adjusted capital account;

  •
  third, to the holders of series A preferred units, pro rata, until the capital accounts of the series A preferred unitholders have been reduced to zero; and

  •
  thereafter, 100.0% to our general partner.

  Adjustments to Capital Accounts

        Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the partners' capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our general partner based on their respective percentage ownership of us.

DESCRIPTION OF THE COMMON UNITS

The Units

        The common units represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions with the holders of our Series A preferred units and the holders of our incentive distribution rights, and are entitled to exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units, Series A preferred units and incentive distribution rights in and to partnership distributions, please read this section and the sections captioned "The Partnership Agreement" and "Our Cash Distribution Policy." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement."

Transfer Agent and Registrar

  Duties

        Computershare Trust Company, N.A. serves as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by our unitholders:

  •
  surety bond premiums to replace lost or stolen certificates, or to cover taxes and other governmental charges in connection therewith;

  •
  special charges for services requested by a holder of a common unit; and

  •
  other similar fees or charges.

        There will be no charge to our unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

  Resignation or Removal

        The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

  •
  automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement;

  •
  represents that the transferee has the power, authority and capacity to enter into our partnership agreement; and

  •
  makes the consents, waivers and acknowledgements contained in our partnership agreement.

        We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Warrants to Purchase Common Units

        We have outstanding warrants to purchase up to 300,000 of our common units, at an exercise price of $0.01 per common unit, that have been issued to our general partner. The warrants are exercisable on the later of (i) February 9, 2014 and (ii) the date that the volume weighted average trading price of the common units, based on the closing price of the common units traded on the New York Stock Exchange, exceeds $25.00 for 30 consecutive trading days. The warrants do not expire and contain customary anti-dilution and other protections.

DESCRIPTION OF DEBT SECURITIES

        American Midstream Partners may issue debt securities in one or more series, as to any of which American Midstream Finance Corporation ("American Midstream Finance") may be a co-issuer. American Midstream Finance was incorporated under the laws of the State of Delaware on September 6, 2012, is wholly owned by American Midstream Partners, and has no material assets or any liabilities other than as a co-issuer of debt securities. As used in this description, the words "we," "us" and "our" refer to American Midstream Partners, LP, and not to any of its subsidiaries or affiliates.

        Any debt securities that we offer under a prospectus supplement will be direct, unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and Wells Fargo Bank, National Association, as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and the subordinated indenture are called "indentures." The indentures will be supplemented by supplemental indentures covering the particular series of debt securities being issued, the material provisions of which will be described in a prospectus supplement.

        We have summarized some of the material provisions of the indentures below. This summary does not restate those agreements in their entirety. A form of senior indenture and a form of subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the indentures because each one, and not this description, defines the rights of holders of debt securities.

        Capitalized terms defined in the indentures have the same meanings when used in this prospectus.

General

        The debt securities issued under the indentures will be our direct, unsecured general obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.

        The following description sets forth the general terms and provisions that could apply to debt securities that we may offer to sell. A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following, among others:

  •
  the title and type of the debt securities;

  •
  whether American Midstream Finance will be a co-issuer of the debt securities;

  •
  the total principal amount of the debt securities;

  •
  the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

  •
  the dates on which the principal of the debt securities will be payable;

  •
  the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

  •
  any conversion or exchange features;

  •
  any optional redemption periods;

  •
  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

  •
  any provisions granting special rights to holders when a specified event occurs;

  •
  any changes to or additional events of default or covenants;

  •
  any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

  •
  any other terms of the debt securities.

        Neither of the indentures will limit the amount of debt securities that may be issued. Each indenture will allow debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

        Debt securities of a series may be issued in registered or global form.

Subsidiary Guarantees

        If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by any or all of our subsidiaries, payment of the principal, premium, if any, and interest on those senior debt securities will be unconditionally guaranteed on an unsecured, unsubordinated basis by such subsidiary or subsidiaries. The guarantee of senior debt securities will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of such subsidiary or subsidiaries.

        If the applicable prospectus supplement relating to a series of our subordinated debt securities provides that those subordinated debt securities will have the benefit of a guarantee by any or all of our subsidiaries, payment of the principal, premium, if any, and interest on those subordinated debt securities will be unconditionally guaranteed on an unsecured, subordinated basis by such subsidiary or subsidiaries. The guarantee of the subordinated debt securities will be subordinated in right of payment to all of such subsidiary's or subsidiaries' existing and future senior indebtedness (as defined in the related prospectus supplement), including any guarantee of the senior debt securities, to the same extent and in the same manner as the subordinated debt securities are subordinated to our senior indebtedness (as defined in the related prospectus supplement). See "—Subordination" below.

        The obligations of our subsidiaries under any such guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Covenants

        Under the indentures, we will:

  •
  pay the principal of, and interest and any premium on, the debt securities when due;

  •
  maintain a place of payment in the United States;

  •
  deliver a certificate to the trustee each fiscal year attesting to our compliance with our obligations under the indentures;

  •
  preserve our existence; and

  •
  segregate or deposit with any relevant paying agent sufficient funds for the payment of any principal, interest or premium on or before the due date of such payment.

Mergers and Sale of Assets

        Each of the indentures will provide that we may not convert into, or consolidate, amalgamate or merge with or into any other Person or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our properties and assets (on a consolidated basis) to another Person, unless:

  •
  either: (a) we are the surviving Person; or (b) the Person formed by or surviving any such consolidation, amalgamation or merger or resulting from such conversion (if other than us) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any State thereof or the District of Columbia;

  •
  the Person formed by or surviving any such conversion, consolidation, amalgamation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes by a supplemental indenture all of our obligations under such indenture and the debt securities governed thereby;

  •
  immediately after giving effect to such transaction, we or the successor will not immediately be in default under such indenture; and

  •
  we deliver an officer's certificate and opinion of counsel to the trustee stating that such conversion, consolidation, amalgamation, merger, conveyance, sale, transfer, lease or other disposition and any applicable supplemental indenture comply with such indenture and that all conditions precedent set forth in such indenture have been complied with.

        Upon the assumption of our obligations under each indenture by a successor or by the Person to whom all or substantially all of our properties and assets have been sold, assigned, transferred, leased or disposed of, we will be discharged from all obligations under such indenture.

        As used in the indentures and in this description, the word "Person" means any individual, corporation, company, limited liability company, partnership, limited partnership, joint venture, association, joint-stock company, trust, other entity, unincorporated organization or government or any agency or political subdivision thereof.

Events of Default

        "Event of default," when used in the indentures with respect to debt securities of any series, will mean any of the following:

          (1)   default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

          (2)   default in the payment of the principal of (or premium, if any, on) any debt security of that series at its maturity;

          (3)   default in the performance, or breach, of any covenant set forth in Article Ten of the applicable indenture (other than a covenant a default in the performance of which or the breach of which is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" thereunder;

          (4)   default in the performance, or breach, of any covenant in the applicable indenture (other than a covenant set forth in Article Ten of such indenture or any other covenant a default in the performance of which or the breach of which is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 180 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" thereunder;

          (5)   we, or any guarantor, pursuant to or within the meaning of any bankruptcy law, (i) commence a voluntary case, (ii) consent to the entry of any order for relief against us or any guarantor in an involuntary case, (iii) consent to the appointment of a custodian of us or any guarantor or for all or substantially all of our property or the property of such guarantor, or (iv) make a general assignment for the benefit of our creditors or the creditors of any guarantor;

          (6)   a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against us or any guarantor in an involuntary case, (ii) appoints a custodian of us or any guarantor or for all or substantially all of our property or the property of such guarantor, or (iii) orders the liquidation of us or any guarantor, and the order or decree remains unstayed and in effect for 60 consecutive days;

          (7)   default in the deposit of any sinking fund payment when due;

          (8)   the failure of any guarantee with respect to debt securities of that series to be in full force and effect, except as provided in the relevant indenture or the terms of such debt securities; or

          (9)   any other event of default provided with respect to debt securities of that series in accordance with provisions of the indenture related to the issuance of such debt securities.

        An event of default for a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, interest or any premium) if it determines in good faith that the withholding of such notice is in the interests of the holders.

        If an event of default for any series of debt securities occurs and continues, the trustee or the holders of 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can rescind and annul the declaration and its consequences.

        Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee indemnity satisfactory to it. If they provide this indemnification, the holders of a majority in principal amount outstanding of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Amendments and Waivers

        Subject to certain exceptions, the indentures, the debt securities issued thereunder or the subsidiary guarantees may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the then-outstanding debt securities of each series affected by such amendment or supplemental indenture, with each such series voting as a separate class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities) and, subject to certain exceptions, any past default under or compliance with any provisions of the indentures, the debt securities issued thereunder or the subsidiary guarantees may be waived with respect to each series of debt securities with the consent of the holders of a majority in principal amount of the then-outstanding debt securities of such series voting as a separate class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities).

        Without the consent of each holder of the outstanding debt securities affected, an amendment, supplement or waiver may not, among other things:

          (1)   change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the applicable indenture, change the coin or currency in which any debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date therefor);

          (2)   reduce the percentage in aggregate principal amount of the then-outstanding debt securities of any series, the consent of the holders of which is required for any such amendment or supplemental indenture, or the consent of the holders of which is required for any waiver of compliance with certain provisions of the applicable indenture or certain defaults thereunder and their consequences provided for in the applicable indenture;

          (3)   modify any of the provisions set forth in the provisions of the applicable indenture related to the (i) holder's unconditional right to receive payment of principal, premium, if any, and interest on the debt securities and to institute suit for the enforcement of any such payment or (ii) waiver of past defaults under such indenture;

          (4)   waive a redemption payment with respect to any debt security; provided, however, that any purchase or repurchase of debt securities shall not be deemed a redemption of the debt securities;

          (5)   release any guarantor from any of its obligations under its subsidiary guarantee or the applicable indenture, except in accordance with the terms of such indenture (as amended or supplemented); or

          (6)   make any change in the foregoing amendment and waiver provisions, except to increase any percentage provided for therein or to provide that certain other provisions of the applicable indenture cannot be modified or waived without the consent of the holder of each then-outstanding debt security affected thereby.

        Notwithstanding the foregoing, without the consent of any holder of debt securities, we, the guarantors and the trustee may amend or supplement each of the indentures, the debt securities issued thereunder or the subsidiary guarantees to:

          (1)   cure any ambiguity or defect or to correct or supplement any provision therein that may be inconsistent with any other provision therein;

          (2)   evidence the succession of another Person to us and the assumption by any such successor of our covenants therein and, to the extent applicable, of the debt securities;

          (3)   provide for uncertificated debt securities in addition to or in place of certificated debt securities; provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the "Code"), or in the manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Code;

          (4)   cause any corporation to become a co-issuer of any series of debt securities, and/or add a guarantee and cause any Person to become a guarantor, and/or to evidence the succession of another Person to a guarantor and the assumption by any such successor of the guarantee of such guarantor therein and, to the extent applicable, endorsed upon any debt securities of any series;

          (5)   secure the debt securities of any series;

          (6)   add to our covenants such further covenants, restrictions, conditions or provisions as we consider to be appropriate for the benefit of the holders of all or any series of debt securities (and if such covenants, restrictions, conditions or provisions are to be for the benefit of fewer than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of the applicable series), to surrender any right or power conferred on us by the applicable indenture, to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the applicable indenture as set forth therein, or to surrender any right or power therein conferred upon us; provided, that in respect of any such additional covenant, restriction, condition or provision, such amendment or supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an event of default or may limit the remedies available to the trustee upon such an event of default or may limit the right of the holders of a majority in aggregate principal amount of the debt securities of such series to waive such an event of default;

          (7)   make any change to any provision of the applicable indenture that does not adversely affect the rights or interests of any holder of debt securities issued thereunder;

          (8)   provide for the issuance of additional debt securities in accordance with the provisions set forth in the applicable indenture;

          (9)   add any additional defaults or events of default in respect of all or any series of debt securities;

          (10) add to, change or eliminate any of the provisions of the applicable indenture to such extent as necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

          (11) change or eliminate any of the provisions of the applicable indenture; provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such amendment or supplemental indenture that is entitled to the benefit of such provision;

          (12) establish the form or terms of debt securities of any series as permitted thereunder, including to reopen any series of any debt securities as permitted thereunder;

          (13) evidence and provide for the acceptance of appointment thereunder by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee, pursuant to the requirements of such indenture;

          (14) conform the text of the applicable indenture (and/or any supplemental indenture) or any debt securities issued thereunder to any provision of a description of such text or debt securities appearing in a prospectus, prospectus supplement, offering memorandum or offering circular to the extent that such provision was intended by us to be a verbatim recitation of a provision of such indenture (and/or any supplemental indenture) or any debt securities issued thereunder, with such intention being evidenced by an officer's certificate executed by certain of our officers; or

          (15) modify, eliminate or add to the provisions of the applicable indenture to such extent as shall be necessary to effect the qualification of such indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), or under any similar federal statute subsequently enacted, and to add to such indenture such other provisions as may be expressly required under the Trust Indenture Act.

        The consent of the holders is not necessary under either indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment supplement, or waiver with the consent of the holders under an indenture becomes effective, we are required to mail to the holders of debt securities thereunder a notice briefly describing such amendment. Any failure to give such notice to all such holders, or any defect therein, will not, however, impair or affect the validity of the amendment supplement or waiver.

Legal Defeasance and Covenant Defeasance

        Each indenture will provide that we may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding debt securities of any series and all obligations of any guarantors of such debt securities discharged with respect to their guarantees ("Legal Defeasance"), except for:

          (1)   the rights of holders of outstanding debt securities to receive payments in respect of the principal of, or interest or premium, if any, on, such debt securities when such payments are due from the trust referred to below;

          (2)   our obligations with respect to the debt securities concerning (a) temporary debt securities, (b) registration of debt securities, (c) registration of transfers and exchanges of debt securities, (d) mutilated, destroyed, lost and stolen debt securities, (e) the maintenance of an office or agency in the United States for payment and (f) the segregation of and deposit of money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the trustee under the applicable indenture, and our and each guarantor's obligations in connection therewith; and

          (4)   the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the applicable indenture.

        In addition, each indenture will provide that we may, at our option and at any time, elect to have our obligations with respect to the outstanding debt securities of any series released with respect to certain covenants of each indenture, including certain provisions described in any prospectus supplement (such release and termination being referred to as "Covenant Defeasance"), and thereafter any failure to comply with such obligations or provisions will not constitute a default or event of default.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium, if any, on, the relevant outstanding debt securities on the stated date for payment thereof or on the applicable redemption date, as the case may be, and we must specify whether the debt securities are being defeased to such stated date for payment or to a particular redemption date;

          (2)   in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel who is reasonably acceptable to the trustee confirming that: (a) we have received from, or the Internal Revenue Service has published, a ruling or (b) since the issue date of the debt securities, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will state that, the holders of the outstanding debt securities of the relevant debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, we must deliver to the trustee an opinion of counsel who is reasonably acceptable to the trustee stating that the holders of the relevant series of outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no default or event of default with respect to the relevant debt securities shall have occurred and be continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit);

          (5)   the deposit must not result in a breach or violation of, or constitute a default under, any other instrument to which we or any guarantor is a party or by which we or any guarantor is bound;

          (6)   such Legal Defeasance or Covenant Defeasance must not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the applicable indenture) to which we or any of our subsidiaries is a party or by which we or any of our subsidiaries is bound;

          (7)   we must deliver to the trustee an officer's certificate stating that the deposit was not made by us with the intent of preferring the holders of the relevant debt securities over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or the creditors of others;

          (8)   we must deliver to the trustee an officer's certificate stating that all conditions precedent set forth in clauses (1) through (6) of this paragraph have been complied with; and

          (9)   we must deliver to the trustee an opinion of counsel who is reasonably acceptable to the trustee (which opinion of counsel may be subject to customary assumptions, qualifications, and exclusions) stating that all conditions precedent set forth in clauses (2), (3) and (6) of this paragraph have been complied with.

Satisfaction and Discharge

        Each indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of debt securities and certain rights of the trustee, as expressly provided for in such indenture) as to all outstanding debt securities of any series issued thereunder and the guarantees issued thereunder when:

          (10) either (a) all of the debt securities of such series that had been authenticated and delivered under such indenture (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for the payment of which money has been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation or (b) all such debt securities not theretofore delivered to the trustee for cancellation have become due and payable, or will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name, and at our expense, and we have deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not theretofore delivered to the trustee for cancellation, for principal of and premium, if any, and interest on the debt securities to the date of deposit (in the case of debt securities that have become due and payable) or to the stated maturity or redemption date, as the case may be, together with instructions from us irrevocably directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (11) we have paid all other sums then due and payable under such indenture by us with respect to such debt securities; and

          (12) we have delivered to the trustee an officer's certificate and an opinion of counsel who is reasonably acceptable to the trustee, which, taken together, state that all conditions precedent under such indenture relating to the satisfaction and discharge of such indenture with respect to such debt securities have been complied with.

No Personal Liability of Directors, Managers, Officers, Employees, Partners, Members and Stockholders

        No director, manager, officer, employee, incorporator, partner, member or stockholder of us or any guarantor, as such, shall have any liability for any of our obligations, covenants or agreements or those of the guarantors under the debt securities, the indentures, the guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities, upon our issuance of the debt securities and execution of the indentures, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Denominations

        Unless stated otherwise in the prospectus supplement for each issuance of debt securities, the debt securities will be issued in denominations of $1,000 each or integral multiples of $1,000.

Paying Agent and Registrar

        The trustee will initially act as paying agent and registrar for the debt securities. We may change the paying agent or registrar without prior notice to the holders of the debt securities, and we may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange debt securities in accordance with the applicable indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require a holder to pay any taxes and fees required by law or permitted by the applicable indenture. We are not required to register the transfer of or exchange any debt security selected for redemption. In addition, we are not required to issue, register the transfer of or exchange any debt security for a period beginning 15 days before the day of the mailing of a notice of redemption of debt securities of that series selected to be redeemed and ending on the day of such mailing.

Subordination

        The payment of the principal of and premium, if any, and interest on subordinated debt securities and any of our other payment obligations in respect of subordinated debt securities (including any obligation to repurchase subordinated debt securities) will be subordinated in certain circumstances in right of payment, as set forth in the subordinated indenture, to the prior payment in full in cash of all of our existing or future senior debt.

        We may not make any payment, whether by redemption, purchase, retirement, defeasance or otherwise, upon or in respect of subordinated debt securities, except from a trust described under "—Legal Defeasance and Covenant Defeasance," if

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  a default in the payment of all or any portion of the obligations on any designated senior debt ("payment default") exists that has not been cured or waived, or

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  any other default occurs and is continuing with respect to designated senior debt pursuant to which the maturity thereof may be accelerated ("non-payment default") and, solely with respect to this clause, the trustee for the subordinated debt securities receives a notice of the default (a "payment blockage notice") from the trustee or other representative for the holders of such designated senior debt.

        We will be permitted to resume making payments on subordinated debt securities (a) in the case of a payment default, upon the date on which such default is cured or waived, and (b) in case of a nonpayment default, the earliest of the date on which (i) such nonpayment default is cured or waived, (ii) the 179-day period commencing on the date of the receipt of the payment blockage notice (the "payment blockage period") terminates by written notice to the trustee for the subordinated debt securities from the trustee or other representative for the holders of such designated senior debt (iii) the payment in full of such designated senior debt or (iv) upon the expiration of the applicable period. No new payment blockage period may be commenced unless and until 360 days have elapsed since the date of commencement of the payment blockage period resulting from the immediately prior payment blockage notice. No nonpayment default in respect of designated senior debt that existed or was continuing on the date of delivery of any payment blockage notice to the trustee for the subordinated debt securities will be, or be made, the basis for a subsequent payment blockage period unless such default shall have been cured or waived for a period of no less than 90 consecutive days.

        Upon any payment or distribution of our assets or securities (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the subordinated indenture) in connection with any dissolution or winding up or total or partial liquidation or reorganization of us, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, assignment of assets for the benefit of creditors or other marshalling of assets, all amounts due or to become due upon all senior debt shall first be paid in full, in cash or cash equivalents, before the holders of the subordinated debt securities or the trustee on their behalf shall be entitled to receive any payment by or on behalf of us on account of the subordinated debt securities, or any payment to acquire any of the subordinated debt securities for cash, property or securities, or any distribution with respect to the subordinated debt securities of any cash, property or securities. Before any payment may be made by, or on behalf of, us on any subordinated debt security (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the subordinated indenture) in connection with any such dissolution, winding up, liquidation or reorganization, any payment or distribution of our assets or securities to which the holders of subordinated debt securities or the trustee on their behalf would be entitled, shall be made by us or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution, or by the holders or the trustee if received by them or it, to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other similar Person making such payment or distribution, directly to the holders of senior debt or their representatives or to any trustee or trustees under any indenture pursuant to which any such senior debt may have been issued, as their respective interests appear, to the extent necessary to pay all such senior debt in full, in cash or cash equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such senior debt.

        As a result of these subordination provisions, in the event of our liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of our creditors or a marshalling of our assets or liabilities, holders of subordinated debt securities may receive ratably less than other creditors.

Payment and Transfer

        Debt securities may be presented or surrendered for payment at offices or agencies designated by the company. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

        Fully registered debt securities may be transferred or exchanged at the office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depositary identified in the applicable prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities that it represents, a global security may not be transferred except as a whole:

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  by the applicable depositary to a nominee of the depositary;

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  by any nominee of a depositary to the depositary itself or another nominee; or

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  by such depositary or any such nominee to a successor depositary or any nominee of the successor depositary.

        We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

        When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary ("participants"). Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

        As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

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  will not be entitled to have any of the underlying debt securities registered in their names;

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  will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

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  will not be considered the owners or holders under the indenture relating to those debt securities.

        Payments of the principal of, any premium on and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests in the global security.

        We expect that the depositary or its nominee, upon receipt of any payment of principal, any premium or interest relating to a global security representing any series of debt securities, immediately will credit participants' accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers registered in "street name." Those payments will be the sole responsibility of those participants.

        If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Furthermore, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in any authorized denominations.

Governing Law

        Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Trustee

        Wells Fargo Bank, National Association will be the trustee under the indentures. A successor trustee may be appointed in accordance with the terms of the indentures.

        The indentures and the provisions of the Trust Indenture Act incorporated by reference therein will contain certain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (within the meaning of the Trust Indenture Act), it must eliminate such conflicting interest or resign.

        A single banking or financial institution may act as trustee with respect to both the subordinated indenture and the senior indenture. If this occurs, and should a default occur with respect to either the subordinated debt securities or the senior debt securities, such banking or financial institution would be required to resign as trustee under one of the indentures within 90 days of such default, pursuant to the Trust Indenture Act, unless such default were cured, duly waived or otherwise eliminated.

DESCRIPTION OF GUARANTEES OF DEBT SECURITIES

        Our subsidiaries may issue unconditional guarantees on an unsecured, unsubordinated basis with respect to senior debt securities that we offer in any prospectus supplement and may issue unconditional guarantees on an unsecured, subordinated basis with respect to subordinated debt securities that we offer in any prospectus supplement. The guarantee of senior debt securities will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of the subsidiary or subsidiaries guaranteeing the senior debt securities. The guarantee of the subordinated debt securities will be subordinated in right of payment to all of the existing and future senior indebtedness (as defined in the related prospectus supplement) of the subsidiary or subsidiaries guaranteeing the subordinated debt securities, including any guarantee of senior debt securities, to the same extent and in the same manner as the subordinated debt securities are subordinated to our senior indebtedness (as defined in the related prospectus supplement). Each guarantee will be issued under a supplement to an indenture. The prospectus supplement relating to a particular issue of guarantees will describe the terms of those guarantees, including the following:

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  the series of debt securities to which the guarantees apply;

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  whether the guarantees are senior or subordinate to other guarantees or debt;

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  the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and

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  any additional terms of the guarantees.

        The obligations of our subsidiaries under any such guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        Each of the Partnership's subsidiaries, other than American Midstream Finance, a 100 percent owned subsidiary of the Partnership whose sole purpose is to act as a co-issuer of any debt securities, (the "Guarantors") will issue guarantees if any of them issues guarantees, and such guarantees, if issued, will constitute the joint and several obligations of the Guarantors. The Guarantors are 100 percent owned by the Partnership and any guarantees by the Guarantors will be full and unconditional. The Partnership has no assets or operations independent of the Guarantors, and there are no significant restrictions upon the ability of the Guarantors to distribute funds to the Partnership by dividend or loan. None of the assets of the Partnership or any guarantor represent restricted net assets pursuant to Rule 4-08(e)(3) of Regulation S-X under the Securities Act of 1933 as amended, or Securities Act.

 THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. Our partnership agreement is incorporated by reference into the registration statement of which this prospectus forms a part. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

        We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

  •
  with regard to distributions of available cash, please read "Our Cash Distribution Policy;"

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  with regard to the transfer of common units, please read "Description of the Common Units—Transfer of Common Units;" and

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  with regard to allocations of taxable income and taxable loss, please read "Material U.S. Federal Income Tax Consequences."

Organization and Duration

        We were organized in August 2009 and have a perpetual existence.

Purpose

        Our purpose under our partnership agreement is limited to any business activities that are approved by our general partner and in any event that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner may not cause us to engage, directly or indirectly, in any business activity that our general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

        Although our general partner has the power to cause us, our operating company and its subsidiaries to engage in activities other than the business of gathering, compressing, treating and transporting natural gas, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

        Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units, series A preferred units, incentive distribution rights and other partnership securities as well as to our general partner in respect of its general partner interest and incentive distribution rights. For a description of these cash distribution provisions, please read "Our Cash Distribution Policy."

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

        For a discussion of our general partner's right to contribute capital to maintain its 1.821% general partner interest if we issue additional units, please read "—Issuance of Additional Securities."

Voting Rights

        The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a "unit majority" require the approval of a majority of the outstanding common units and, to the extent there are any outstanding, the series A preferred units, voting together with the common units as a single class on an "as if" converted basis. Except as provided in our partnership agreement, the outstanding series A preferred units shall have voting rights identical to the voting rights of the common units and shall vote with the common units as a single class, so that each outstanding series A preferred unit will be entitled to one vote for each common unit into which such series A preferred unit is then convertible on each matter with respect to which each common unit is entitled to vote. In addition, the affirmative vote of a majority of the outstanding series A preferred units, voting separately as a class on a basis of one vote per series A preferred unit, shall be necessary to approve any matter, or to take any action (including entry into a merger, consolidation or business combination), that adversely affects any of the rights, preferences and privileges of the series A preferred units or amends or modifies any terms of the series A preferred units, subject to certain limitations and exceptions as set forth in the partnership agreement.

        In voting their common and series A preferred units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us and our limited partners.

Issuance of additional units	No approval right.
Amendment of our partnership agreement

Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read "—Amendment of Our Partnership Agreement."

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read "—Merger, Sale or Other Disposition of Assets."
Dissolution of our partnership	Unit majority. Please read "—Termination and Dissolution."
Continuation of our business upon dissolution	Unit majority. Please read "—Termination and Dissolution."
Withdrawal of our general partner

Under most circumstances, the approval of a majority of the common units, excluding common and series A preferred units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to June 30, 2021 in a manner that would cause a dissolution of our partnership. Please read "—Withdrawal or Removal of Our General Partner."

Removal of our general partner

Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates, and (ii) prior to August 9, 2018, so long as the holders of incentive distribution rights as of the date of our partnership agreement, together with their affiliates, continue to own a majority of the incentive distribution rights, the holders of a majority of the incentive distribution rights. Please read "—Withdrawal or Removal of Our General Partner."

Transfer of our general partner interest

Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger, consolidation or conversion with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2020. Please read "—Transfer of General Partner Interest."

Transfer of incentive distribution rights	No approval right. Please read "—Transfer of Preferred Units and Incentive Distribution Rights."
Transfer of ownership interests in our general partner	No approval required at any time. Please read "—Transfer of Ownership Interests in Our General Partner."

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right of, or exercise of the right by, the limited partners as a group:

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  to remove or replace our general partner;

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  to approve some amendments to our partnership agreement; or

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  to take other action under our partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for such a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware Act, upon the winding up of a limited partnership, assets are distributed first to creditors in respect of the liabilities of the limited partnership (other than liabilities for which reasonable provision has been made by the partnership and liabilities for distributions to partners and former partners), second (unless the partnership agreement provides otherwise) to partners and former partners in satisfaction of liabilities for distributions under the Delaware Act, and finally (unless the partnership agreement provides otherwise) to partners, first for the return of their contributions and second respecting their partnership interests, in the proportions in which the partners share distributions. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act including, but not limited to, a distribution paid in connection with a winding up of the Partnership in violation of the Delaware Act, shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

        Our subsidiaries conduct business primarily in five states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a member of our operating company may require compliance with legal requirements in the jurisdictions in which our operating company conducts business, including qualifying our subsidiaries to do business there.

        Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

        Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of our limited partners; provided, however, that we may not issue additional series A preferred units or any securities that have substantially the same or superior rights and obligations as the series A preferred units without the affirmative vote of a majority of the series A preferred units, voting separately as a class on one vote per series A preferred unit basis.

        It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional subordinated units or other partnership securities that, as determined by our general partner, may have rights to distributions or special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity securities, which may effectively rank senior to the common units.

        Upon issuance of additional partnership securities, our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 1.821% general partner interest in us. Our general partner's 1.821% interest in us will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 1.821% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership securities.

Amendment of Our Partnership Agreement

  General

        Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority. In addition, any amendment that adversely affects any of the rights, preferences and privileges of the series A preferred units, or amends or modifies any of the terms of the series A preferred units, must be approved by the affirmative vote of a majority of the series A preferred units, voting separately as a class based on one vote per series A preferred unit.

  Prohibited Amendments

        No amendment may be made that would:

  •
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

  •
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.

        The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates). As of September 30, 2013, affiliates of our general partner owned approximately 53.69% of the outstanding common and series A preferred units, on an as converted to common units basis.

  No Unitholder Approval

        Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

  •
  a change in our name, the location of our principal place of business, our registered agent or our registered office;

  •
  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

  •
  a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, our operating company, nor its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

  •
  a change in our fiscal year or taxable period and related changes;

  •
  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940 or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

  •
  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

  •
  an amendment effected, necessitated, or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

  •
  any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our partnership agreement;

  •
  mergers with, conveyances to or conversions into another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conveyance or conversion other than those it receives by way of the merger, conveyance or conversion; or

  •
  any other amendments substantially similar to any of the matters described above.

        In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

  •
  do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

  •
  are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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  are necessary or appropriate to facilitate the trading of units or to comply with any rule, regulation, guideline, or requirement of any securities exchange on which the units are or will be listed for trading;

  •
  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

  •
  are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

  Opinion of Counsel and Limited Partner Approval

        Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments described above under "—No Unitholder Approval." No other amendments to our partnership agreement will become effective without the approval of holders of at least 90.0% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

        A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or our limited partners.

        In addition, our partnership agreement generally prohibits our general partner, without the prior approvals of both (i) the holders of a unit majority, and (ii) a majority of the series A preferred units, voting separately as a class on one vote per series A preferred unit basis, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our and our subsidiaries' assets in a single transaction or a series of related transactions, including by way of merger, consolidation, other combination or sale of ownership interests of our subsidiaries.

        Our general partner may, however, convert or merge the partnership into a new limited liability entity without the prior approval of our unitholders if the sole purpose of such merger or conversion is to effect a change in legal form of the partnership, our general partner has received an opinion of counsel regarding limited liability and tax matters, and the general partner determines that the governing instruments of the new entity provide the limited partners and the general partner with substantially the same rights and obligations as the partnership agreement. Additionally, our general partner may consummate any merger or consolidation without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of the limited partners), each of our units will be an identical unit of our partnership following the transaction and the partnership securities to be issued do not exceed 20.0% of our outstanding partnership securities immediately prior to the transaction. Our general partner may also mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our and our subsidiaries' assets without the approval of our unitholders approval. Our general partner may also sell all or substantially all of our and our subsidiaries' assets under a foreclosure or other realization upon those encumbrances without the approval of our unitholders.

        Our unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a merger, consolidation or conversion, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

        We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

  •
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following the approval and admission of a successor general partner;

  •
  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

  •
  the entry of a decree of judicial dissolution of our partnership; or

  •
  there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Act.

        Upon a dissolution under the first clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement and appoint as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

  •
  the action would not result in the loss of limited liability of any limited partner; and

  •
  neither we nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are continued as a limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in "Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time if it determines that an immediate sale or distribution would be impractical or would cause undue loss to our partners. The liquidator may distribute our assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of Our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2021 without obtaining the approval of the holders of at least a majority of the outstanding common units and series A preferred units, voting as a single class and excluding common units and preferred units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2021, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving at least 90 days' advance notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50.0% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest and incentive distribution rights in us without the approval of the unitholders. Please read "—Transfer of General Partner Interest" and "—Transfer of Preferred Units and Incentive Distribution Rights."

        In addition, our general partner will be deeded to have withdrawn upon the occurrence of certain events specified in the partnership agreement, including:

  •
  the general partner transfers all of its general partnership interest to another party pursuant to the terms of the partnership agreement;

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  the general partner makes a general assignment for benefit of creditors, files a voluntary bankruptcy petition, files a petition or answer seeking for itself a liquidation, dissolution or similar relief under any law, or seeks, consents or acquiseces in the appointment of a trustee, receiver or liquidator of the general partner or any substantial part of its properties; or

  •
  the general partner is dissolved, terminated, wound-up or otherwise ceases its legal existence.

        Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read "—Termination and Dissolution."

        Our general partner may not be removed unless that removal is approved by either (a) the vote of the holders of not less than 66 2/3% of all outstanding units, voting together as a single class, including units held by our general partner and its affiliates, or (b) prior to August 9, 2018, so long as the holders of the incentive distribution rights as of the date of our partnership agreement, together with their affiliates, continue to own a majority of the incentive distribution rights, the holders of a majority of the incentive distribution rights, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of (x) the holders of a majority of the outstanding common units and series A preferred units voting as a single class and including units held by our general partner and its affiliates, and (y) prior to August 9, 2018, so long as the holders of the incentive distribution rights as of the date of our partnership agreement, together with their affiliates, continue to own a majority of the incentive distribution rights, the holders of a majority of the incentive distribution rights. The ownership of more than 33 2/3% of the outstanding common and preferred units and a majority of the incentive distribution rights by our general partner and its affiliates gives them the ability to prevent our general partner's removal. As of September 30, 2013, affiliates of our general partner owned 53.69% of the aggregate outstanding common and preferred units, on an as converted to common units basis, and our general partner and its affiliates owns 100% of the outstanding incentive distribution rights.

        Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

        In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for their fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due to it, including, without limitation, all employee-related liabilities, including severance liabilities, incurred in connection with the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

        Except for transfer by our general partner of all, but not less than all, of its general partner interest to:

  •
  an affiliate of our general partner (other than an individual); or

  •
  another entity as part of the merger, consolidation or conversion of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity.

  •
  our general partner may not transfer all or any of its general partner interest to another person prior to June 30, 2020 without the approval of the holders of at least a majority of the outstanding common units and preferred units, voting as a single class and excluding common units and preferred units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

        Our general partner and its affiliates may, at any time, transfer common units or preferred units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in Our General Partner

        At any time, the owners of our general partner may sell or transfer all or part of their ownership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Transfer of Preferred Units and Incentive Distribution Rights

        By transfer of preferred units, incentive distribution rights or other limited partnership interests in accordance with our partnership agreement, each transferee of such a limited partnership interest will be admitted as a limited partner with respect to the limited partnership interest transferred when such transfer and admission is reflected in our books and records. Each transferee:

  •
  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

  •
  automatically becomes bound by the terms and conditions of our partnership agreement; and

  •
  gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we entered into in connection with our formation and the initial public.

        We may, at our discretion, treat the nominee holder of preferred units or incentive distribution rights as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Preferred units and incentive distribution rights are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred preferred units or incentive distribution rights.

        Until a preferred unit or incentive distribution right has been transferred on our books, we and the transfer agent may treat the record holder of the unit or right as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Change of Management Provisions

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change our management. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20.0% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units directly from our general partner or its affiliates or any transferee of that person or group that is approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.

        Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

Limited Call Right

        If at any time our general partner and its affiliates own more than 80.0% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10, but not more than 60, days notice. The purchase price in the event of this purchase is the greater of:

  •
  the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

  •
  the average of the daily closing prices of the partnership securities of such class for the 20 consecutive trading days preceding the date three days before the date the notice is mailed.

        As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material U.S. Federal Income Tax Consequences—Disposition of Common Units."

Limited Series A Preferred Unit Conversion Right, Redemption Right and Anti-Dilution Right

        The series A preferred units are convertible in whole or in part into common units at the holder's election at any time after January 1, 2014, or prior to that date with the consent of the required lenders under our credit agreement. As of the date of the partnership agreement, each series A preferred unit was convertible into one common unit. However, the conversion rate is subject to adjustment as described in the partnership agreement to account for additional issuances, distributions, combinations, subdivisions and reclassifications of our securities.

        Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination in which the holders of common units are to receive securities, cash or other assets, we are obligated to make an irrevocable written offer, subject to consummation of such transaction, to each holder of series A preferred units to redeem all (but not less than all) of such holder's series A preferred units for a price per series A preferred unit payable in cash equal to the greater of (i) the sum of $17.50 and all accrued and accumulated but unpaid distributions for each Series A Preferred Unit; and (ii) an amount equal to the product of (A) the number of common units into which each series A preferred unit is then convertible, and (B) the sum of the cash consideration per common unit to be paid to the holders of common units in connection with such transaction, plus the fair market value per common unit of the securities or other assets to be distributed to the holders of the common units in connection with such transaction. Upon receipt of such a redemption offer from us, each holder of series A preferred units may elect to receive such cash amount or a preferred security issued by the person surviving or resulting from such transaction and containing provisions substantially equivalent to the provisions set forth in the partnership agreement with respect to the series A preferred units without material abridgement.

        In the event that we issue, sell or grant any common units or convertible securities at an indicative per common unit price that is less than $17.50 (subject to customary anti-dilution adjustments), then the conversion rate will be adjusted according to a formula to provide for an increase in the number of common units into which series A preferred units are convertible.

Meetings; Voting

        Except as described below regarding a person or group owning 20.0% or more of any class of units then outstanding, unitholders who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

        Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20.0% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to its percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Securities." However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20.0% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

        By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described above under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

        To avoid any adverse effect on the maximum applicable rates chargeable to customers by us under Federal Energy Regulatory Commission regulations, or in order to reverse an adverse determination that has occurred regarding such maximum applicable rate, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by us, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

  •
  obtain proof of the U.S. federal income tax status of our member (and their owners, to the extent relevant); and

  •
  permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of the U.S. federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

        A non-taxpaying assignee will not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Non-Taxpaying Assignees; Redemption

        In the event any rates that we charge our customers become regulated by the Federal Energy Regulatory Commission, to avoid any adverse effect on the maximum applicable rates chargeable to customers by us, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by us, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

  •
  obtain proof of the U.S. federal income tax status of our member (and their owners, to the extent relevant); and

  •
  permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of the U.S. federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Indemnification

        Under our partnership agreement, we will indemnify the following persons, in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  our general partner;

  •
  any departing general partner;

  •
  any person who is or was an affiliate of our general partner or any departing general partner;

  •
  any person who is or was a member, manager, partner, director, officer, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

  •
  any person who is or was serving at the request of the general partner or any departing general partner as an officer, director, member, manager, partner, fiduciary or trustee of another person; and

  •
  any person designated by our general partner.

        However, we will not provide indemnification if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification, the indemnittee acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that the indemnitee's conduct was unlawful. In addition, we will, to the fullest extent permitted by law, advance expenses (including legal fees and expenses) incurred by an indemnittee in defending any claim, demand, action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay such amount if is ultimately determined that the indemnitee was not entitled to indemnification pursuant to the partnership agreement.

        Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

        Our general partner is required to keep or cause to be kept appropriate books and records of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For fiscal and tax reporting purposes, we use the calendar year.

        We will furnish or make available (by posting on our website or other reasonable means) to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants, including a balance sheet and statements of operations, and our equity and cash flows. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

        As soon as practicable, but in no event later than 90 days after the close of each quarter except the last quarter of each fiscal year, our general partner will mail or make available to each record holder of a unit a report containing our unaudited financial statements and such other information as may be required by applicable law, regulation or rule. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining its federal and state tax liability and filing its federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable demand and at its own expense, have furnished to him:

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  a current list of the name and last known business, residence or mailing address of each record holder;

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  copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments, and powers of attorney under which they have been executed;

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  information regarding the status of our business and financial condition; and

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  any other information regarding our affairs as is just and reasonable.

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  Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, preferred units, or other partnership securities proposed to be sold by our general partner or any of its affiliates, other than individuals, or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years and for so long thereafter as is required for the holder to sell its partnership securities following any withdrawal or removal of American Midstream GP as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        This section is a summary of the material U.S. federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Holland & Hart LLP, tax counsel to our general partner and us, only insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated under the Code (the "Treasury Regulations") and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to American Midstream Partners, LP and our operating subsidiaries.

        The following discussion does not comment on all U.S. federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, non-U.S. persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), IRAs, real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose "functional currency" is not the U.S. dollar, persons holding their units as part of a "straddle," "hedge," "conversion transaction" or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Code. In addition, the discussion only comments to a limited extent on state, local, and non-U.S. tax consequences. Accordingly, we encourage each prospective unitholder to consult its own tax advisor in analyzing the state, local and non-U.S. tax consequences particular to him of the ownership or disposition of common units.

        No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of tax counsel. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        All statements as to matters of U.S. federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of tax counsel and are based on the accuracy of the representations made by us.

        For the reasons described below, tax counsel has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales"); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); (iii) whether assignees of common units who are entitled to execute and deliver transfer applications, but who fail to execute and deliver transfer applications, will be treated as our partners for tax purposes (please read "—Limited Partner Status"); and (iv) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account its share of items of income, gain, loss and deduction of the partnership in computing its federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed to him is in excess of the partner's adjusted basis in its partnership interest. Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, processing, storage and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 5% of our gross income for our current taxable year will not be qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, tax counsel is of the opinion that at least 90% of such gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

        A publicly traded partnership may not rely upon the Qualifying Income Exception if it is registered under the Investment Company Act of 1940, as amended, or the 1940 Act. If we are required to register under the 1940 Act, we will be taxed as a corporation even if we meet the Qualifying Income Exception. Based on an opinion of counsel regarding the 1940 Act and the factual representations made by us and our general partner, tax counsel is of the opinion that we may rely on the Qualifying Income Exception.

        No ruling has been or will be sought from the IRS regarding, and the IRS has made no determination as to, our status or the status of our operating subsidiaries for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Code. Instead, we will rely on the opinion of tax counsel on such matters. It is the opinion of tax counsel that, based upon the Code, Treasury Regulations, published revenue rulings and court decisions and the representations described below that:

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  We are classified as a partnership for federal income tax purposes; and

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  Except as provided below, each of our operating subsidiaries is disregarded as an entity separate from us for federal income tax purposes.

        In rendering its opinion, tax counsel has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which tax counsel has relied include:

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  Neither we nor our operating subsidiaries have elected or will elect to be treated as a corporation;

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  For each taxable year, more than 90% of our gross income has been and will be income of the type that tax counsel has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Code; and

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  Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with crude oil, natural gas, or products thereof that are held or to be held by us in activities that tax counsel has opined or will opine result in qualifying income.

        We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were taxed as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in its common units, or taxable capital gain, after the unitholder's tax basis in its common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The opinion that each of our operating subsidiaries is disregarded as an entity separate from us for federal income tax purposes does not extend to American Midstream Finance Corporation. It is the opinion of tax counsel that, based upon the Code, applicable Treasury Regulations, published revenue rulings and court decisions, American Midstream Finance Corporation will be classified as a corporation for federal tax purposes. As such, American Midstream Finance Corporation will be liable for federal income tax on its net taxable income at corporate rates, where the current maximum federal income tax rate on corporate income is 35%. Any distribution made to us by American Midstream Finance Corporation is treated as taxable dividend income, to the extent of the current and accumulated earnings and profits of American Midstream Finance Corporation, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of our tax basis in the stock of

American Midstream Finance Corporation, or taxable capital gain, after our tax basis in the stock of American Midstream Finance Corporation is reduced to zero.

        The discussion below is based on tax counsel's opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders of American Midstream Partners, LP who have become limited partners of American Midstream Partners, LP will be treated as partners of the partnership for federal income tax purposes. A unitholder becomes a limited partner when the transfer or issuance of units to such person, or the admission of such person as a limited partner, is reflected in our books and records. Assignees who have executed and delivered transfer applications, and assignees who are awaiting admission as limited partners, will also be treated as partners of the partnership for federal income tax purposes. Where units are held in street name or by a nominee, the person in whose name the units are registered with us will be treated as the holder of such units. As there is no direct authority addressing assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, tax counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose its status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to their tax consequences of holding common units in American Midstream Partners, LP.

        The references to "unitholders" in the discussion that follows are to persons who are treated as partners in American Midstream Partners, LP for federal income tax purposes.

Tax Consequences of Unit Ownership

  Flow-Through of Taxable Income

        Subject to the discussion below under "—Entity-Level Collections," we will not pay any federal income tax. Instead, each unitholder will be required to report on its income tax return its share of our income, gains, losses and deductions without regard to whether we make cash distributions to such unitholder. Consequently, we may allocate income to a unitholder even if it has not received a cash distribution. Each unitholder will be required to include in income its allocable share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Absent a termination of our partnership for federal tax purposes, our taxable year ends on December 31.

  Treatment of Distributions

        Distributions made by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds its tax basis in its common units immediately before the distribution. Cash distributions made by us to a unitholder in an amount in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units." Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder's "at-risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease its share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of its tax basis in its common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, depletion recapture and/or substantially appreciated "inventory items," each as defined in the Code, and collectively, "Section 751 Assets." To that extent, the unitholder will be treated as having been distributed its proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder's tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

  Basis of Common Units

        A unitholder's initial tax basis for its common units will be the amount he paid for the common units plus its share of our nonrecourse liabilities. That basis will be increased by its share of our income and by any increases in its share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in its share of our nonrecourse liabilities and by its share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner to the extent of the general partner's "net value" as defined in regulations under Section 752 of the Code, but will have a share, generally based on its share of profits, of our nonrecourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

  Limitations on Deductibility of Losses

        The deduction by a unitholder of its share of our losses will be limited to the tax basis in its units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than its tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause its at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that its at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder's tax basis in its common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of its units, excluding any portion of that basis attributable to its share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in its share of our nonrecourse liabilities.

        In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder's investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of its entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

  Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

  Entity-Level Collections

        If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder, general partner, or former unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we believe we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a particular unitholder in which event the unitholder would be required to file a claim with the appropriate authority in order to obtain a credit or refund.

  Allocation of Income, Gain, Loss and Deduction

        In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that incentive distributions are made to our general partner, gross income will be allocated to our general partner to the extent of these distributions. Similarly, at any time that distributions are made in respect of series A preferred units, net profit will be allocated to holders of Series A Preferred Units to the extent of these distributions. If we have a net loss, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts, second, to the holders of Series A Preferred Units to the extent of their positive capital accounts, and third, to our general partner.

        Specified items of our income, gain, loss and deduction will be allocated to account for (i) any difference between the tax basis and fair market value of our assets at the time of an offering and (ii) any difference between the tax basis and fair market value of any property contributed to us by the general partner and its affiliates that exists at the time of such contribution, together referred to in this discussion as the "Contributed Property." The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in an offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of the offering. In the event we issue additional common units or engage in certain other transactions in the future, "reverse Section 704(c) Allocations," similar to the Section 704(c) Allocations described above, will be made to the general partner and all of our unitholders immediately prior to such issuance or other transactions to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has "substantial economic effect." In any other case, a partner's share of an item will be determined on the basis of its interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  its relative contributions to us;

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  the interests of all the partners in profits and losses;

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  the interest of all the partners in cash flow; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Tax counsel is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

  Treatment of Short Sales

        A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

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  any cash distributions received by the unitholder as to those units would be fully taxable; and

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  all of these distributions would appear to be ordinary income.

        Because there is no direct or indirect controlling authority on the issue relating to partnership interests, tax counsel has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

  Alternative Minimum Tax

        Each unitholder will be required to take into account its distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for non-corporate taxpayers is 26% on the first $179,500 of alternative minimum taxable income (or, in the case of a married individual taxpayer filing a separate return, the first $89,750 of alternative minimum taxable income) in excess of the exemption amount and 28% on any additional alternative minimum taxable income, which thresholds change annually. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

  Tax Rates

        Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. However, these rates are subject to change by new legislation at any time.

        A 3.8% Medicare tax is imposed upon certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income or (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

  Section 754 Election

        We have made, and in case of any termination of our partnership for federal tax purpose, expect to make, the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read "—Disposition of Common Units—Constructive Termination." The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Code to reflect its purchase price. This election does not apply with respect to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the unitholder's inside basis in our assets will be considered to have two components: (i) its share of our tax basis in our assets ("common basis") and (ii) its Section 743(b) adjustment to that basis.

        We have adopted the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property's unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read "—Uniformity of Units."

        We depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Uniformity of Units." A unitholder's tax basis for its common units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual's income tax return) so that any position we take that understates deductions will overstate the common unitholder's basis in its common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Common Units—Recognition of Gain or Loss." Tax counsel has not rendered an opinion as to whether our method for depreciating Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

        A Section 754 election is advantageous if the transferee's tax basis in its units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and its share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in its units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

  Accounting Method and Taxable Year

        We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income its share of our income, gain, loss and deduction for our taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that he will be required to include in income for its taxable year its share of more than twelve months of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

  Initial Tax Basis, Depreciation and Amortization

        The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering of new units will be borne by our unitholders holding interests in us prior to any such offering. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read "—Uniformity of Units." Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Code.

        The IRS may challenge the useful lives assigned to our assets or seek to characterize intangible assets as nonamortizable goodwill. If any such challenge or characterization is successful, the deductions allocated to a unitholder in respect of our assets could be reduced, and its share of taxable income received from us could be increased accordingly. Any such increase could be material.

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs we incur in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

  Valuation and Tax Basis of Our Properties

        The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

  Recognition of Gain or Loss

        Gain or loss will be recognized on a sale of units equal to the difference between the unitholder's amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by it plus its share of our nonrecourse liabilities attributable to the units sold. Because the amount realized includes all or a portion of a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        A unitholder's tax basis in the unitholder's units is adjusted by distributions, as well as by virtue of allocations of income, gains, losses, deductions and liabilities. Please read "—Tax Consequences of Unit Ownership—Basis of Common Units." Prior distributions from us in excess of cumulative net taxable income for a unit that decreased a unitholder's tax basis in that unit, in effect, will become taxable income if the unit is sold at a price greater than the unitholder's tax basis in that unit, even if the price received is less than its original cost. If any of our allocations are subsequently disputed by the IRS, unitholders who sold units prior to the resolution of such dispute may be required to increase or decrease the amount of gain or loss reported on such sale. Please read "—Disposition of Units—Allocations Between Transferors and Transferees" and "—Tax Consequences of Unit Ownership—Section 754 Election."

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation or depletion recapture or other "unrealized receivables" or to "inventory items" we own. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income each year, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

  Allocations Between Transferors and Transferees

        In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. The Department of the Treasury and the IRS have issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, tax counsel has not rendered an opinion on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who disposes of common units prior to the record date set for a cash distribution for any quarter will be allocated items of our income, gain, loss and deductions attributable to the month of sale but will not be entitled to receive that cash distribution.

  Notification Requirements

        A unitholder who sells any units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale), unless a broker or nominee will satisfy such requirement. A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a sale of units, in some cases, may lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

  Constructive Termination

        We will be considered to have terminated our tax partnership for federal income tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in its taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders could receive two Schedules K-1 if the relief discussed below is not available) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has announced a publicly traded partnership technical termination relief procedure whereby if a publicly traded partnership that has technically terminated requests publicly traded partnership technical termination relief and the IRS grants such relief, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." We depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under "—Tax Consequences of Unit Ownership—Section 754 Election," tax counsel has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income less certain allowable deductions allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

        A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from certain permitted sources. The American Jobs Creation Act of 2004 generally treats net income from the ownership of publicly traded partnerships as derived from such permitted sources. We anticipate that all of our net income will be treated as derived from such permitted sources.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold tax at the highest applicable effective tax rate, from cash distributions made to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. We will also withhold tax on U.S. source income recognized by foreign unitholders that is not effectively connected with our U.S. trade or business, unless foreign unitholders qualify for certain treaty benefits or an exception provided in the Code. Certain exceptions may require foreign unitholders to provide certain information to us and to the IRS. A change in applicable law may require us to change these procedures. In addition, because a non-U.S. corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the non-U.S. corporation's "U.S. net equity," that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the non-U.S. corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

        A non-U.S. unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. unitholder. Under a ruling published by the IRS, interpreting the scope of "effectively connected income," a non-U.S. unitholder would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with that unitholder's indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a non-U.S. unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, we believe that more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, non-U.S. unitholders may be subject to U.S. federal income tax on gain from the sale or disposition of their units.

Administrative Matters

  Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor tax counsel can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of its return.

        Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement names American Midstream GP, LLC as our Tax Matters Partner.

        The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

  Additional Withholding Requirements

        Under recently enacted legislation, the relevant withholding agent may be required to withhold 30% of any interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States ("FDAP Income") or gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States paid to (i) a foreign financial institution (for which purposes includes foreign broker-dealers, clearing organizations, investment companies, hedge funds and certain other investment entities) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is a beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements or otherwise qualifies for an exemption from this withholding. These rules will generally apply to payments of FDAP Income which are made after June 30, 2014, and to payments of relevant gross proceeds which are made after December 31, 2016. Non-U.S. and U.S. unitholders are encouraged to consult their own tax advisors regarding the possible implications of this legislation on their investment in our units.

  Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

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  the name, address and taxpayer identification number of the beneficial owner and the nominee;

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  whether the beneficial owner is:

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  a person that is not a U.S. person;

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  a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

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  a tax-exempt entity;

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  the amount and description of units held, acquired or transferred for the beneficial owner; and

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  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

  Accuracy-Related Penalties

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

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  for which there is, or was, "substantial authority"; or

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  as to which there is a reasonable basis and the pertinent facts of that position are adequately disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must adequately disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us, or any of our investments, plans or arrangements.

        A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

        In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not adequately disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions. We do not anticipate undertaking undertaking any transactions that lack economic substance.

  Reportable Transactions.

        If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

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  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-Related Penalties";

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  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

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  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

Recent Legislative Developments

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships.

Please read "—Partnership Status." We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

State, Local and Non-U.S. Tax Considerations

        In addition to federal income taxes, you likely will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we conduct business or own property or in which you are a resident. We currently conduct business or own property in several states, most of which impose personal income taxes on individuals. Most of these states also impose an income or other entity-level tax on corporations and other entities. Moreover, we may also do business or own property in other states in the future that impose income or similar taxes on individuals, corporations and other entities. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us. A unitholder may be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we conduct business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections." Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of its investment in us. Accordingly, each prospective unitholder is urged to consult its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal tax returns, that may be required of him. Tax counsel has not rendered an opinion on the state, local or non-U.S. tax consequences of an investment in us.

Tax Consequences of Ownership of Debt Securities

        Because the terms and corresponding tax consequences of various debt issuances may differ significantly, descriptions of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in the prospectus supplement relating to the offering of any such debt securities.

INVESTMENT IN THE PARTNERSHIP BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, the person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should consider:

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  whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

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  whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

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  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

        A plan fiduciary should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibits employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan.

        In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that the Partnership also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

        The Department of Labor regulations and Section 3(42) of ERISA provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these rules, an entity's assets would not be considered to be "plan assets" if, among other things:

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  the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

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  the entity is an "operating company,"—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

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  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by the Partnership, its affiliates, and some other persons, is held by employee benefit plans subject to Part 4 of Title I of ERISA, IRAs and other plans subject to Section 4975 of the Code and any entity whose underlying assets include plan assets by reason of such plan's investment in such entity.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in the first bullet above.

        Plan fiduciaries contemplating a purchase of our common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

 PLAN OF DISTRIBUTION

        We may sell the securities being offered hereby directly to purchasers, through agents, through underwriters or through dealers.

        We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name the agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements they may enter into with us to indemnification by us against specified civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

        If we use any underwriters in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of the underwriters and the terms of the transaction in a prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We may indemnify the underwriters under the underwriting agreement against specified liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

        Agents could makes sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an "at-the-market" offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for our common units, or sales made to or through a market maker other than on an exchange.

        To the extent that we make sales through one or more underwriters or agents in "at-the-market" offerings, we will do so pursuant to the terms of a sales agency financing agreement or other "at-the-market" offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell common units through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell common units on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any common units sold will be sold at prices related to the then prevailing market prices for such securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of common units. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement and any related free writing prospectus. In the event that any underwriter or agent acts as principal, or any broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain, or otherwise affect the price of common units. We will describe any such activities in the prospectus supplement or any related free writing prospectus relating to the transaction.

        If we use a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specified liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

        We also may sell common units and debt securities directly. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

        Because the Financial Industry Regulatory Authority ("FINRA") views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Conduct Rules.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a particular plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

        In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

        In compliance with FINRA guidelines, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

        Certain legal matters in connection with the securities have been and will be passed upon for us by Holland & Hart LLP, Denver, Colorado. Certain legal matters in connection with the securities have also been passed upon for us by Andrews Kurth LLP, Houston, Texas. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by other counsel or counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

        The consolidated financial statements incorporated in this Prospectus by reference to American Midstream Partners, LP's Current Report on Form 8-K dated October 1, 2013 have been so incorporated in reliance on the report (which contains an explanatory paragraph describing that the control of the general partner has changed and that the Partnership entered into a contribution agreement, an amended and restated agreement of limited partnership, and amended its credit facility, as discussed in Notes 1, 22 and 23, and which contains references to Notes 1, 19, 20, 21 and 24 for the effects of discontinued operations) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The combined financial statements of High Point Gas Transmission, LLC and High Point Gas Gathering, LLC incorporated into this Prospectus by reference to the Current Report on Form 8-K/A filed on June 28, 2013 have been so incorporated in reliance on the report of UHY LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of the Chatom Processing and Fractionation Plant incorporated into this Prospectus by reference to the Current Report on Form 8-K/A filed on December 19, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement with the SEC under the Securities Act, that registers the offer and sale of the securities covered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC's web site at http://www.sec.gov. You also can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be "filed" with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus and information previously filed with the SEC.

        We incorporate by reference in this prospectus the following documents that we have previously filed (to the extent filed and not furnished) with the SEC:

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  Annual Report on Form 10-K (File No. 001-35257) for the year ended December 31, 2012 filed on April 16, 2013, excluding items 6, 7 and 8, which are replaced by information included in our Current Report on Form 8-K filed on October 1, 2013 and as amended by Form 10-K/A and Form 8-K/A filed on November 22, 2013;

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  Quarterly Reports on Form 10-Q (File No. 001-35257) for the quarter ended March 31, 2013 filed on May 14, 2013, as amended by Form 10-Q/A and Form 8-K/A filed on November 22, 2013, for the quarter ended June 30, 2013 filed on August 14, 2013, as amended by Form 10-Q/A filed on November 22, 2013, and for the quarter ended September 30, 2013 filed on November 13, 2013;

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  Current Reports on Forms 8-K and 8-K/A (File No. 001-35257) filed on December 19, 2012, January 2, 2013, January 29, 2013, April 1, 2013, April 19, 2013, as amended by the Forms 8-K/A filed on June 28, 2013 and October 2, 2013, May 14, 2013, June 3, 2013, July 15, 2013, August 15, 2013, August 28, 2013, October 1, 2013 and November 1, 2013; and

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  The description of our common units contained in our Registration Statement on Form 8-A (File No. 001-35257) filed on July 26, 2011, as such description has been updated in our Current Reports on Form 8-K (File No. 001-35257) filed on April 19, 2013, August 15, 2013 and November 1, 2013, respectively.

        All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus, including reports filed after the date of the initial filing of this post-effective amendment to the registration statement and prior to the effectiveness of this post-effective amendment to the registration statement, and until our offerings hereunder are completed will be deemed to be incorporated by reference into this prospectus and will be a part of this prospectus from the date of filing of the document. Nothing in this prospectus shall be deemed to incorporate information furnished to, but not filed with, the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit).

        We make available free of charge on or through our Internet website, http://www.americanmidstream.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our Internet website is not part of this prospectus.

        You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC's website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our Internet website at http://www.americanmidstream.com, or by writing or calling us at the following address:

Investor Relations
American Midstream Partners, LP
1614 15th Street, Suite 300
Denver, Colorado 80202
Telephone: (720) 457-6060
ir@americanmidstream.com

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of each document.

American Midstream Partners, LP

3,400,000 Common Units
Representing Limited Partner Interests

Prospectus Supplement

January     , 2014

Barclays

UBS Investment Bank